Table of Contents

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1/A

AMENDMENT NO. 1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CONSORTEUM HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Nevada	7829	45-2671583
(State or jurisdiction of incorporation or organization)	Primary Standard Industrial Classification Code Number	IRS Employer Identification Number

1870 The Exchange, Suite 100, Atlanta, Georgia 30339-2021
Telephone: (888) 603-5161
(Address and telephone number of principal executive offices)

Resident Agency National Incorporated

4650 Wedekind Road, Suite 2

Sparks, NV 89431-7722

Telephone: 775-882-7549
(Name, address and telephone number of agent for service)

with a copy to:

Matheau J. W. Stout, Esq.

400 E. Pratt Street, 8 th Floor

Baltimore, Maryland 21202

Telephone: (410) 429-7076  Facsimile:  (888) 907-1740

Approximate date of proposed sale to the public:	as soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☑
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED	PROPOSED MAXIMUM OFFERING PRICE PER SHARE	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE(1)(2)	AMOUNT OF REGISTRATION FEE (3)
Common Stock	500,000,000	$0.0018 per share	$ 900,000	$ 112.05
TOTAL	500,000,000	$0.0018 per share	$ 900,000	$ 112.05

(1)	Represents the number of shares of common stock of the Registrant that we will initially put (“Put Shares”) to Oscaleta Partners, LLC (“Oscaleta”) pursuant to an equity purchase agreement (the “Equity Purchase Agreement”) between Oscaleta and the Registrant, effective on December 2, 2017. The Equity Purchase Agreement permits the Registrant to “put” up to $5,000,000 of its common stock to Oscaleta. In the event that the provisions of the Equity Purchase Agreement require the Registrant to issue more shares than are being registered in this registration statement, for reasons other than those stated in Rule 416 of the Securities Act, the Registrant will file a new registration statement to register those additional shares.

(2)	This offering price has been estimated solely for the purpose of computing the dollar value of the Put Shares and the registration fee of the Put Shares in accordance with Rule 457(c) of the Securities Act on the basis of the closing price of the common stock of the Registrant as reported on OTC Markets on January 30, 2018 .

(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. The selling stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

Dated January 4, 2018

PROSPECTUS

CONSORTEUM HOLDINGS, INC.

500,000,000 SHARES

COMMON STOCK

This prospectus relates to the resale of up to 500,000,000 shares of our common stock, par value $0.001 per share, by Oscaleta Partners, LLC (“Oscaleta”), which are Put Shares that we will put to Oscaleta pursuant to the Equity Purchase Agreement. Oscaleta may also be referred to in this document as the Selling Security Holder.

The Equity Purchase Agreement with Oscaleta provides that Oscaleta is committed to purchase up to $5 million of our common stock. We may draw on the facility from time to time, as and when we determine appropriate in accordance with the terms and conditions of the Equity Purchase Agreement.

The Put Shares included in this prospectus represent a portion of the shares issuable to Oscaleta under the Equity Purchase Agreement.

Oscaleta is an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), in connection with the resale of our common stock under the Equity Purchase Agreement. No other underwriter or person has been engaged to facilitate the sale of shares of our common stock in this offering. This offering will terminate 24 months after the registration statement to which this prospectus is made a part is declared effective by the SEC. Oscaleta will pay us 90% of the lowest closing price of our common stock for the ten trading days immediately following the clearing date associated with the applicable Put Notice.

We will not receive any proceeds from the sale of these shares of common stock offered by Selling Security Holder. However, we will receive proceeds from the sale of our Put Shares under the Equity Purchase Agreement. The proceeds will be used for new product launches, marketing, general administrative expenses and working capital. See “Use of Proceeds.”

We will bear all costs associated with this registration.

Our common stock is quoted on OTC Markets under the symbol “CSRH.” The shares of our common stock registered hereunder are being offered for sale by Selling Security Holder at prices established on OTC Markets during the term of this offering. On December 18,2017, the closing price of our common stock was $0.0018 per share. These prices will fluctuate based on the demand for our common stock.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE RISK FACTORS IN THIS PROSPECTUS BEGINNING ON PAGE 4 FOR A DISCUSSION OF INFORMATION THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN OUR SECURITIES.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information from that contained in this prospectus. Oscaleta is offering to sell and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy the securities in any circumstances under which the offer or solicitation is unlawful. Neither the delivery of this prospectus nor any distribution of securities in accordance with this prospectus shall, under any circumstances, imply that there has been no change in our affairs since the date of this prospectus.

We will receive no proceeds from the sale of the shares of common stock sold by Oscaleta. However, we will receive proceeds from the sale of securities pursuant to our exercise of the Put Right.

The Date of This Prospectus Is: January 4, 2018

CONSORTEUM HOLDINGS, INC.

Prospectus

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SUMMARY

The following summary is not complete and does not contain all of the information that may be important to you.  You should read the entire prospectus before making an investment decision to purchase our common shares. All dollar amounts refer to United States dollars unless otherwise indicated.

The Company

Consorteum Holdings Inc. (“Holdings” or the “Company”) was incorporated as a transaction management company focusing on transaction processing solutions and products for the payment processing and financial transaction markets. Holdings has since transformed itself into a software development company and mobile publishing company focused on the delivery of digital content to mobile devices, including its suite of mobile offerings, delivery of mobile content, mobile payments solutions and products through a mix of on-deck partnerships, license agreements, and joint venture arrangements. Holdings has yet to produce any revenue. Holdings has spent the last several years developing relationships that will enable us to participate in the emerging market of mobile gaming and FinTech. Through the efforts of our development team, we have the capability to deliver rich mobile content to end users who will use their smart phones in radically new ways. Our Universal Mobile Interface™ (“UMI”) has the capacity to open up opportunities in multiple business verticals, such as providing solutions in FinTech, data analytics, secure payment processing, compliancy lead transaction management and various digital social event sectors.

We were incorporated under the laws of the State of Nevada effective November 7, 2005.  Our principal offices are located at 1870 The Exchange, Suite 100, Atlanta, Georgia 30339-2021.  Our telephone number is (888) 603-5161.

About this Offering

This offering relates to the resale of up to an aggregate of $5,000,000 in put shares (“Put Shares”) that we may put to Oscaleta pursuant to the Equity Purchase Agreement. Assuming the resale of all 500,000,000 shares offered in this prospectus as Put Shares, this would constitute approximately 50.30% of our outstanding common stock. It is likely that the number of shares offered in this registration statement is insufficient to allow us to receive the full amount of proceeds under the Equity Purchase Agreement.

At the closing price of our common stock as reported on OTC Markets on January 30, 2018 of $0.003 per share, we will be able to receive up to $1,500,000 in gross proceeds, assuming the sale of the entire 500,000,000 Put Shares being registered hereunder pursuant to the Equity Purchase Agreement. In order to access all of the $5,000,000 that we may put to Oscaleta pursuant to the Equity Purchase Agreement, we would have to issue a total of 1,666,666,667 Put Shares at the current price of $0.003 per share.

If necessary, the Company would evaluate a subsequent registration statement based upon the then current closing price and the total issued and outstanding at that time.

The amount of $5,000,000 was selected based on our potential use of funds over the effective time period. Our ability to receive the full amount is largely dependent on the daily dollar volume of stock traded during the effective period. Based strictly on the current daily trading dollar volume up to January 30, 2018 , we believe it is unlikely that we will be able to receive the entire $5,000,000.

On December 2, 2017, we entered into the Equity Purchase Agreement with Oscaleta pursuant to which we have the right, for a two year period, commencing on the date of the Equity Purchase Agreement (but not before the date which the SEC first declares effective this registration statement) (the “Commitment Period”), of which this prospectus forms a part, registering the resale of the Put Shares by Oscaleta, to resell the Put Shares purchased by Oscaleta under the Equity Purchase Agreement. As a condition for the execution of the Equity Purchase Agreement, we issued Oscaleta a promissory note in the principal amount of $50,000, maturing on February 28, 2018, as a commitment fee.

In order to sell shares to Oscaleta under the Equity Purchase Agreement, during the Commitment Period, the Company must deliver to Oscaleta a written put notice on any trading day (the “Put Date”), setting forth the dollar amount to be invested by Oscaleta (the “Put Notice”). For each share of our common stock purchased under the Equity Purchase Agreement, Oscaleta will pay 90 percent of the lowest closing bid price (“Closing Price”) of any trading day during the ten (10) trading days immediately following the date on which we have deposited an estimated amount of Put Shares to Oscaleta’s brokerage account in the manner provided by the Equity Purchase Agreement (the “Valuation Period”). We may, at our sole discretion, issue a Put Notice to Oscaleta and Oscaleta will then be irrevocably bound to acquire such shares.

The Equity Purchase Agreement provides that the number of Put Shares to be sold to Oscaleta shall not exceed the number of shares that, when aggregated together with all other shares of our common stock which Oscaleta is deemed to beneficially own, would result in Oscaleta owning more than 9.99% of our outstanding common stock.

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In the event that during a Valuation Period for any Put Notice, the Closing Price on any trading day falls to a price equal to seventy-five percent (75%) of the average of the closing trading prices for the ten (10) trading days immediately preceding the date of the Company’s Put Notice (a “Low Bid Price”), then for each such trading day the parties shall have no right to sell and shall be under no obligation to purchase one-tenth of the investment amount specified in the Put Notice (the “Investment Amount”) and the Investment Amount shall accordingly be deemed reduced by such amount. In the event that during a Valuation Period the Closing Price falls below the Floor Price for any three (3) trading days, not necessarily consecutive, then the balance of each party’s rights and obligations to purchase and sell the Investment Amount under such Put Notice shall terminate on such second trading day (the “Termination Date”). The put amount shall be adjusted to include only one-tenth (1/10) of the initial Investment Amount for each trading day during the Valuation Period prior to the Termination Date that the Bid Price equals or exceeds the Low Bid Price.

If, during any Valuation Period, we (i) subdivide or combine our common stock; (ii) pay a dividend in shares of common stock or make any other distribution of shares of common stock; (iii) issue any options or other rights to subscribe for or purchase shares of common stock and the price per share is less than closing price in effect immediately prior to such issuance; (iv) issue any securities convertible into shares of common stock and the consideration per share for which shares of common stock may at any time thereafter be issuable pursuant to the terms of such convertible securities shall be less that the closing price in effect immediately prior to such issuance; (v) issue shares of common stock otherwise than as provided in the foregoing subsections (i) through (iv) at a price per share less than the closing price in effect immediately prior to such issuance, or without consideration; or (vi) make a distribution of its assets or evidences of its indebtedness to the holders of common stock as a dividend in liquidation or by way of return of capital or other than as a dividend payable out of earnings or surplus legally available for dividends under applicable law (collectively, a “Valuation Event”), then a new Valuation Period shall begin on the trading day immediately after the occurrence of such Valuation Event and end on the fifth trading day thereafter.

We are relying on an exemption from the registration requirements of the Securities Act and/or Rule 506 of Regulation D promulgated thereunder.  The transaction does involve a private offering, Oscaleta is an “accredited investor” and/or qualified institutional buyer and Oscaleta has access to information about us and its investment.

Assuming the sale of the entire $5,000,000 in Put Shares being registered hereunder pursuant to the Equity Purchase Agreement, we will be able to receive $5,000,000 in gross proceeds. Neither the Equity Purchase Agreement nor any rights or obligations of the parties under the Equity Purchase Agreement may be assigned by either party to any other person.

There are substantial risks to investors as a result of the issuance of shares of our common stock under the Equity Purchase Agreement. These risks include dilution of stockholders, significant decline in our stock price and our inability to draw sufficient funds when needed.

Oscaleta will periodically purchase our common stock under the Equity Purchase Agreement and will, in turn, sell such shares to investors in the market at the market price. This may cause our stock price to decline, which will require us to issue increasing numbers of common shares to Oscaleta to raise the same amount of funds, as our stock price declines.

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Summary of the Offering

Shares of common stock offered by Oscaleta:	Up to 500,000,000 shares of common stock

Common stock to be outstanding after the offering:	Up to 994,071,449 shares of common stock.

Use of proceeds:	We will not receive any proceeds from the sale of the shares of common stock offered by the Selling Security Holder. However, we will receive proceeds from the sale of our common stock to Oscaleta under the Equity Purchase Agreement. See “Use of Proceeds.”

Risk factors:	You should carefully read and consider the information set forth under the caption “Risk Factors” beginning on page 4 and all other information set forth in this prospectus before investing in our common stock.

OTC Markets Symbol:	CSRH

Past Transactions With Oscaleta Partners, LLC

We have not entered into any transactions with Oscaleta Partners, LLC or its affiliates except for the $50,000 promissory note issued as a condition to the execution of the Equity Purchase Agreement dated December 2, 2017. We believe (i) that we have the ability to repay the Oscaleta promissory note without recourse to the monies received or to be received under the Equity Purchase Agreement and (ii) the amount of indebtedness will not be reduced or relieved by the issuance of Put Shares under the Equity Purchase Agreement.

Capital Requirements

Analysis of our business acquisition and operations costs indicates a requirement of US $5,000,000 or more. Based on market response to our products, services and technologies, it is management’s opinion that we will require additional funding beyond the proceeds of the Equity Purchase Agreement with Oscaleta. See “Risk Factors.”

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RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

RISKS RELATED TO OUR COMPANY

The Company’s operating results, financial condition and stock price are subject to certain risks, some of which are beyond its control. These risks could cause the Company’s actual operating and financial results to differ materially from those expressed in its forward looking statements, including the risks described below and the risks identified in other documents which are filed with the SEC:

We may require additional capital to finance our operations in the future, but that capital may not be available when it is needed and could be dilutive to existing stockholders.

The Company anticipates that it will need to raise capital in the future to fund its historical and new business operations. We plan to finance anticipated ongoing expenses and capital requirements with funds generated from the following sources:

•	Cash provided by operating activities;
•	Available cash and cash investments; and
•	Capital raised through debt and equity offerings.

Current conditions in the capital markets are such that traditional sources of capital may not be available to us when needed or may be available only on unfavorable terms. Our ability to raise additional capital, if needed, will depend on conditions in the capital markets, economic conditions and a number of other factors, many of which are outside our control, and on our financial performance. Accordingly, we cannot assure you that we will be able to successfully raise additional capital at all or on terms that are acceptable to us. If we cannot raise additional capital when needed, it may have a material adverse effect on our liquidity, financial condition, results of operations and prospects. In addition, if the Company is unable to secure capital in the future, in the form of debt, equity or both, it may be forced to cease operations. There can be no assurances that, if required, the Company will be successful in obtaining additional investment in sufficient amounts to fund its ongoing business operations. Further, if we raise capital by issuing stock, the holdings of our existing stockholders will be diluted.

If we raise capital by issuing debt securities, such debt securities would rank senior to our common stock upon our bankruptcy or liquidation. In addition, we may raise capital by issuing equity securities that may be senior to our common stock for the purposes of dividend and liquidating distributions, which may adversely affect the market price of our common stock. Finally, upon bankruptcy or liquidation, holders of our debt securities and shares of preferred stock and lenders with respect to other borrowings will receive a distribution of our available assets prior to the holders of our common stock. Additional equity offerings may dilute the holdings of our existing stockholders or reduce the market price of our common stock, or both.

Our management controls a large block of our common stock that will allow them to control us.

As of the date of this prospectus, members of our management team and one large affiliate shareholder together beneficially own approximately 26.8% of our outstanding common stock. Our officers and directors together own approximately 76.5% of our voting power. As a result, management will have the ability to control substantially all matters submitted to our stockholders for approval including:

a)	election of our board of directors;

b)	removal of any of our directors;

c)	amendment of our Articles of Incorporation or Bylaws; and

d)	adoption of measures that could delay or prevent a change in control or impede a merger, takeover or other business combination involving us.

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In addition, management’s stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

Any additional investors will own a minority percentage of our common stock and will have minority voting rights.

We have limited interim historical financial information available.

Due to severe capital constraints, the Company was unable to prepare and file its required reports with the SEC under Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), from the annual report on Form 10-K for the fiscal year ended June 30, 2015 through the quarterly report on Form 10-Q for the fiscal quarter ended March 31, 1027. However, on November 8, 2017, we filed a comprehensive annual report on Form 10-K for the fiscal years ended June 30, 2017, 2016 and 2015 with the SEC. The audited financial statements from our comprehensive annual report on Form 10-K for the fiscal years ended June 30, 2017, 2016 and 2015 filed with the SEC on November 8, 2017 and included in this Form S-1 contains summarized quarterly financial information for each of the quarters ended (i) September 30, and December 31, 2015, (ii) March 31, September 30 and December 31, 2016, and (iii) March 31, 2017. As the complete periodic filings for those periods have not been filed, the omission of the information that would have been contained in these periodic filings leaves current and prospective investors, customers, employees and others without this source of information about the Company’s business achievements and prospects and may negatively impact the Company’s business opportunities and its ability to raise capital. If the Company is unable to obtain sufficient capital to fund its operations, there can be no assurances that the Company will be able to remain current with its required SEC filing obligations in the future.

Our business operations and future development could be significantly disrupted if we lose key members of our management team.

The success of our business continues to depend to a significant degree upon the continued contributions of our senior officers and key employees, both individually and as a group. Our future performance will be substantially dependent in particular on our ability to retain and motivate our Chief Executive Officer, and certain of our other senior executive officers. We have no reason to believe that we will lose the services of any of these individuals in the foreseeable future; however, we currently have no effective replacement for any of these individuals due to their experience, reputation in the industry and special role in our operations. We also do not maintain any key man life insurance policies for any of our employees.

Our insurance policies may not provide adequate levels of coverage against all claims, and fluctuating insurance requirements and costs could negatively impact our profitability.

We believe our insurance coverage is customary for businesses of our size and type. However, there are types of losses we may incur that cannot be insured against or that we believe are not commercially reasonable to insure. These losses, if they occur, could have a material and adverse effect on our business and results of operations. In addition, the cost of workers’ compensation insurance, general liability insurance and directors’ and officers’ liability insurance fluctuates based on our historical trends, market conditions and availability. Additionally, health insurance costs in general have risen significantly over the past few years and are expected to continue to increase. These increases, as well as recently-enacted federal legislation requiring employers to provide specified levels of health insurance to all employees, could have a negative impact on our profitability, and there can be no assurance that we will be able to successfully offset the effect of such increases with plan modifications and cost control measures, additional operating efficiencies or the pass-through of such increased costs to our customers.

We may not be able to adequately protect our intellectual property, which, in turn, could harm the value of our brands and adversely affect our business.

Our ability to implement our business plan successfully depends in part on our ability to further build brand recognition using our trademarks, service marks and other proprietary intellectual property.

If our efforts to register, maintain and protect our intellectual property are inadequate, or if any third party misappropriates, dilutes or infringes on our intellectual property, the value of our brands may be harmed, which could have a material adverse effect on our business and might prevent our brands from achieving or maintaining market acceptance. We may also face the risk of claims that we have infringed third parties’ intellectual property rights. If third parties claim that we infringe upon their intellectual property rights, our operating profits could be adversely affected. Any claims of intellectual property infringement, even those without merit, could be expensive and time consuming to defend, require us to rebrand our services, if feasible, divert management’s attention and resources or require us to enter into royalty or licensing agreements in order to obtain the right to use a third party’s intellectual property.

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A successful claim of infringement against us could result in our being required to pay significant damages, enter into costly license or royalty agreements, or stop the sale of certain products or services, any of which could have a negative impact on our operating profits and harm our future prospects.

Information technology system failures or breaches of our network security could interrupt our operations and adversely affect our business.

We will rely on our computer systems and network infrastructure across our operations. Our operations depend upon our ability to protect our computer equipment and systems against damage from physical theft, fire, power loss, telecommunications failure or other catastrophic events, as well as from internal and external security breaches, viruses, worms and other disruptive problems. Any damage or failure of our computer systems or network infrastructure that causes an interruption in our operations could have a material adverse effect on our business and subject us to litigation or actions by regulatory authorities. Although we employ both internal resources and external consultants to conduct auditing and testing for weaknesses in our systems, controls, firewalls and encryption and intend to maintain and upgrade our security technology and operational procedures to prevent such damage, breaches or other disruptive problems, there can be no assurance that these security measures will be successful.

Federal, state and local tax rules may adversely impact our results of operations and financial position.

We are subject to federal, state and local taxes in the U.S. Although we believe our tax estimates are reasonable, if the Internal Revenue Service (“IRS”) or other taxing authority disagrees with the positions we have taken on our tax returns, we could face additional tax liability, including interest and penalties. If material, payment of such additional amounts upon final adjudication of any disputes could have a material impact on our results of operations and financial position. In addition, complying with new tax rules, laws or regulations could impact our financial condition, and increases to federal or state statutory tax rates and other changes in tax laws, rules or regulations may increase our effective tax rate. Any increase in our effective tax rate could have a material impact on our financial results.

Any future litigation could have a material adverse impact on our results of operations, financial condition and liquidity.

From time to time we may be subject to litigation, including potential stockholder derivative actions. Risks associated with legal liability are difficult to assess and quantify, and their existence and magnitude can remain unknown for significant periods of time. To date we have not obtained directors and officers liability (“D&O”) insurance to cover some of the risk exposure for our directors and officers. Such insurance generally pays the expenses (including amounts paid to plaintiffs, fines, and expenses including attorneys’ fees) of officers and directors who are the subject of a lawsuit as a result of their service to the Company. There can be no assurance that we will be able to obtain this insurance at reasonable rates or at all, or in amounts adequate to cover such expenses should such a lawsuit occur. Without D&O insurance, the amounts we would pay to indemnify our officers and directors should they be subject to legal action based on their service to the Company could have a material adverse effect on our financial condition, results of operations and liquidity.

Our prior operating results may not be indicative of our future results.

You should not consider prior operating results to be indicative of our future operating results. Our future operating results will depend upon many other factors, including:

•	the successful introduction of new products into various international and domestic markets,
•	the level of product and price competition,
•	our success in expanding our business network and managing our growth,
•	the ability to hire qualified employees, and
•	the timing of such hiring and our ability to control costs.

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Requirements associated with being a reporting public company will require significant company resources and management attention.

We are subject to the reporting requirements of the Exchange Act and the other rules and regulations of the SEC relating to public companies. We are working with independent legal, accounting and financial advisors to identify those areas in which changes should be made to our financial and management control systems to manage our growth and our obligations as an SEC reporting company. These areas include corporate governance, internal control, internal audit, disclosure controls and procedures and financial reporting and accounting systems. We have made, and will continue to make, changes in these and other areas, including our internal control over financial reporting. However, we cannot assure you that these and other measures we may take will be sufficient to allow us to satisfy our obligations as an SEC reporting company on a timely basis.

In addition, compliance with reporting and other requirements applicable to SEC reporting companies will create additional costs for us, will require the time and attention of management and will require the hiring of additional personnel and legal, audit and other professionals. We cannot predict or estimate the amount of the additional costs we may incur, the timing of such costs or the impact that our management’s attention to these matters will have on our business.

RISKS RELATED TO OUR COMMON STOCK

Our stock price is likely to be extremely volatile and our common stock is not listed on a stock exchange; as a result, stockholders may not be able to resell their shares at or above the price paid for them.

The market price of our common stock is likely to be extremely volatile and could be subject to significant fluctuations due to changes in sentiment in the market regarding our operations or business prospects, among other factors.  Further, our common stock currently quoted only on the OTC Markets and not listed on any national exchange. An active public market for our common stock does not currently exist, and even if it does someday exist, it may not be sustained. Therefore, stockholders may not be able to sell their shares at or above the price they paid for them.

Among the factors that could affect our stock price are:

•	industry trends and the business success of our customers;

•	actual or anticipated fluctuations in our quarterly financial and operating results that vary from the expectations of our management or of securities analysts and investors;

•	our failure to meet the expectations of the investment community and changes in investment community recommendations or estimates of our future operating results;

•	announcements of strategic developments, acquisitions, dispositions, financings, product developments and other materials events by us or our competitors;

•	regulatory and legislative developments concerning our technology;

•	litigation;

•	general market conditions;

•	other domestic and international macroeconomic factors unrelated to our performance; and

•	additions or departures of key personnel.

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Sales by our stockholders of a substantial number of shares of our common stock in the public market could adversely affect the market price of our common stock.

A substantial portion of our total outstanding shares of common stock may be sold into the market at any time. While most of these shares are held by our principal stockholders, who are also executive officers, and we believe that such holders have no current intention to sell a significant number of shares of our stock, if they were to decide to sell large amounts of stock over a short period of time (presuming such sales were permitted, given their affiliate status) such sales could cause the market price of our common stock to drop significantly, even if our business is doing well.

Further, the market price of our common stock could decline as a result of the perception that such sales could occur. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and price that we deem appropriate.

Our preferred stock may have rights senior to those of our common stock which could adversely affect holders of common stock.

Under Nevada law, and our Articles of Incorporation give our Board of Directors the authority to issue additional series of preferred stock without a vote or action by our stockholders. The Board also has the authority to determine the terms of preferred stock, including price, preferences and voting rights. The rights granted to holders of preferred stock in the future may adversely affect the rights of holders of our common stock. Any such authorized class of preferred stock may have a liquidation preference – a pre-set distribution in the event of a liquidation – that would reduce the amount available for distribution to holders of common stock or superior dividend rights that would reduce the amount of dividends that could be distributed to common stockholders. In addition, an authorized class of preferred stock may have voting rights that are superior to the voting right of the holders of our common stock. Currently the Company has designated Series A, Series B and Series C preferred stock. As of September 30, 2017, the Company has 5,000,000, 8,000,000 and 0 shares of Series A, B and C preferred stock issued and outstanding, respectively. Our Series A preferred stock has 200 votes per share and, as such, allows the holders of such shares to have voting control of our company.

We are a smaller reporting company and, as a result of the reduced disclosure and governance requirements applicable to such companies, our common stock may be less attractive to investors.

We are a smaller reporting company, (i.e. a company with less than $75 million of its voting equity held by affiliates), and we are eligible to take advantage of certain exemptions from various reporting requirements applicable to other public companies We have elected to adopt these reduced disclosure requirements. We cannot predict if investors will find our common stock less attractive as a result of our taking advantage of these exemptions. If some investors find our common stock less attractive as a result of our choices, there may be a less active trading market for our common stock and our stock price may be more volatile. There is currently no active market for our common stock.

We do not expect to pay any cash dividends in the foreseeable future.

We intend to retain our future earnings, if any, in order to reinvest in the development and growth of our business and, therefore, do not intend to pay dividends on our common stock for the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements, and such other factors as our board of directors deems relevant. Accordingly, you may need to sell your shares of our common stock to realize a return on your investment, and you may not be able to sell your shares at or above the price you paid for them.

We can sell additional shares of common stock without consulting stockholders and without offering shares to existing stockholders, which would result in dilution of stockholders’ interests in our company and could depress our stock price.

Our Articles of Incorporation authorize 2,000,000,000 shares of common stock, of which 494,071,499 are currently outstanding, and our Board of Directors is authorized to issue additional shares of our common stock and preferred stock. Although our Board of Directors intends to utilize its reasonable business judgment to fulfill its fiduciary obligations to our then existing stockholders in connection with any future issuance of our capital stock, the future issuance of additional shares of our common stock or preferred stock convertible into common stock would cause immediate, and potentially substantial, dilution to our existing stockholders, which could also have a material effect on the market value of the shares.

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Further, our shares do not have preemptive rights which means we can sell shares of our common stock to other persons without offering purchasers in this offering the right to purchase their proportionate share of such offered shares. Therefore, any additional sales of stock by us could dilute your ownership interest in our Company.

Our stock is a penny stock. Trading of our stock may be restricted by the SEC's penny stock regulations and FINRA'S sales practice requirements, which may limit a stockholder's ability to buy and sell our stock.

Our common stock is subject to the "Penny Stock" Rules of the Securities and Exchange Commission (the "SEC"), which will make transactions in our common stock cumbersome and may reduce the value of an investment in our common stock.

Our common stock is quoted on the OTC Markets, which is generally considered to be a less efficient market than markets such as NASDAQ or the national exchanges, and which may cause difficulty in conducting trades and difficulty in obtaining future financing. There is no assurance of when, if ever, our stock will be listed on an exchange. Further, our securities will be subject to the "penny stock rules" adopted pursuant to Section 15(g) of the Exchange Act. The penny stock rules apply generally to companies whose common stock trades at less than $5.00 per share, subject to certain limited exemptions. Such rules require, among other things, that brokers who trade "penny stock" to persons other than "established customers" complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances. Many brokers have decided not to trade "penny stock" because of the requirements of the "penny stock rules" and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. In the event that we remain subject to the "penny stock rules" for any significant period, there may develop an adverse impact on the market, if any, for our securities. Because our securities are subject to the "penny stock rules,” investors will find it more difficult to dispose of our securities. Further, it is more difficult: (i) to obtain accurate quotations, (ii) to obtain coverage for significant news events because major wire services, such as the Dow Jones News Service, generally do not publish press releases about such companies, and (iii) to obtain needed capital.

In addition to the "penny stock" rules promulgated by the SEC, FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

Oscaleta will pay less than the then-prevailing market price for our common stock.

The common stock to be issued to Oscaleta pursuant to the Equity Purchase Agreement will be purchased at a 10% discount to the lowest closing “best bid” price (the closing bid price as reported by Bloomberg LP) of the common stock for any single trading day during the ten consecutive trading days immediately following the date of our notice to Oscaleta of our election to put shares pursuant to the Equity Purchase Agreement. Oscaleta has a financial incentive to sell our common stock immediately upon receiving the shares to realize the profit equal to the difference between the discounted price and the market price. If Oscaleta sells the shares, the price of our common stock could decrease. If our stock price decreases, Oscaleta may have a further incentive to sell the shares of our common stock that it holds. These sales may have a further impact on our stock price.

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FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties, including statements regarding our capital needs, business plans and expectations.

Forward-looking statements are, by their very nature, uncertain and risky. These risks and uncertainties include the Company’s limited operating history; its limited financial resources; the success of our fundraising efforts; our ability to meet our obligations, continue as a going concern or realize on our assets, if necessary to meet liabilities; international, national and local general economic and market conditions; demographic changes; our ability to achieve, sustain, manage or forecast growth; our failure to correctly anticipate market trends; our ability to successfully make and integrate acquisitions; risks related to new product development and introduction including our Universal Mobile Interface ™(UMI); competition including the activities of competitors and the presence of new or additional competition; the failure to gain and/or loss of significant customers or suppliers; fluctuations and difficulty in forecasting operating results; changes in business strategy or development plans; business disruptions; the ability to attract and retain qualified personnel; the ability to protect technology and obtain and/or maintain key licensing arrangements, joint ventures and partnerships; and other risks that might be detailed from time to time in our filings with the SEC.

Although the forward-looking statements in this prospectus reflect the good faith judgment of our management, such statements are based on information available to management on the date hereof, and we assume no obligation to revise or publicly release any revision to any such forward-looking statement, except as may otherwise be required by law. Consequently, and because forward-looking statements are inherently subject to risks and uncertainties, the actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. You are urged to carefully review and consider the various disclosures made by us in this report and in our other reports as we attempt to advise interested parties of the risks and factors that may affect our business, financial condition, and results of operations and prospects.

The safe harbor for forward-looking statements provided in the Private Securities Litigation Reform Act of 1995 does not apply to the offering made in this prospectus.

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USE OF PROCEEDS

We will not receive any proceeds from the sale of common stock offered by Oscaleta. However, we will receive proceeds from the sale of our common stock to Oscaleta pursuant to the Equity Purchase Agreement. The proceeds from our exercise of the Put Right pursuant to the Equity Purchase Agreement will be used for new product launches, marketing, general administrative expenses, and working capital.

SELLING SECURITY HOLDER

The following table details the name of the sole selling security holder, the number of shares owned by Oscaleta Partners, LLC (“Oscaleta”), the sole selling security holder, and the number of shares that may be offered by such selling security holder. Oscaleta is not a broker-dealer. Oscaleta is deemed an underwriter and therefore this offering is also considered an indirect primary offering. Oscaleta may sell up to 500,000,000 shares, which are issuable upon the exercise of our Put Right with Oscaleta. Oscaleta will not assign its obligations under the Equity Purchase Agreement.

Name	Total number of shares owned prior to offering	Percentage of shares owned prior to offering	Number of shares being offered	Percentage of shares owned after the offering assuming all of the shares are sold in the offering(1)

Oscaleta Partners, LLC (2)	0	0	Up to 500,000,000	50.30%

(1) The number assumes the Selling Security Holder sells all of its shares being offering pursuant to this prospectus.

(2) Stephen Hicks possesses voting power and investment power over shares which may be held by Oscaleta.

PLAN OF DISTRIBUTION

This prospectus relates to the resale of up to 500,000,000 Shares of our common stock, par value $0.001 per share, by the Selling Security Holder consisting of Put Shares that we may put to Oscaleta pursuant to the Equity Purchase Agreement.

The Selling Security Holder may, from time to time, sell any or all of its shares of our common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  The Selling Security Holder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	broker-dealers may agree with the Selling Security Holder to sell a specified number of such shares at a stipulated price per share;

•	through the writing of options on the shares;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

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According to the terms of the Equity Purchase Agreement, neither Oscaleta nor any affiliate of Oscaleta acting on its behalf or pursuant to any understanding with it will execute any short sales during the term of this offering.

The Selling Security Holder may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Security Holder and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a Selling Security Holder will attempt to sell shares of Common Stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The Selling Security Holder cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the Selling Security Holder. In addition, the Selling Security Holder and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus are “underwriters” as that term is defined under the Securities Act or the Exchange Act, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a Selling Security Holder. The Selling Security Holder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares of common stock.  Otherwise, all discounts, commissions or fees incurred in connection with the sale of our common stock offered hereby will be paid by the Selling Security Holder.

The Selling Security Holder acquired the securities offered hereby in the ordinary course of business and has advised us that it has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by the Selling Security Holder. We will file a supplement to this prospectus if the Selling Security Holder enters into a material arrangement with a broker-dealer for sale of common stock being registered. If the Selling Security Holder uses this prospectus for any sale of the shares of common stock, it will be subject to the prospectus delivery requirements of the Securities Act.

The anti-manipulation rules of Regulation M under the Exchange Act, may apply to sales of our common stock and activities of the Selling Security Holder.  The Selling Security Holder will act independently of us in making decisions with respect to the timing, manner and size of each sale.

Oscaleta is an “underwriter” within the meaning of the Securities Act in connection with the sale of our common stock under the Equity Purchase Agreement. For each share of common stock purchased under the Equity Purchase Agreement, Oscaleta will pay 90% of the Low Bid Prices during the Valuation Period.

We will pay all expenses incident to the registration, offering and sale of the shares of our common stock to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. If any of these other expenses exists, we expect Oscaleta to pay these expenses. We have agreed to indemnify Oscaleta and its controlling persons against certain liabilities, including liabilities under the Securities Act. We estimate that the expenses of the offering to be borne by us will be approximately $35,000. We will not receive any proceeds from the resale of any of the shares of our common stock by Oscaleta. We may, however, receive proceeds from the sale of our common stock under the Equity Purchase Agreement.

Sales Pursuant to Rule 144

Any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

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Regulation M

We have advised the Selling Security Holder that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Security Holder and its affiliates. Regulation M under the Exchange Act prohibits, with certain exceptions, participants in a distribution from bidding for, or purchasing for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Accordingly, the Selling Security Holder is not permitted to cover short sales by purchasing shares while the distribution it taking place. Regulation M also governs bids and purchases made in order to stabilize the price of a security in connection with a distribution of the security. In addition, we will make copies of this prospectus available to the Selling Security Holder for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

State Securities Laws

Under the securities laws of some states, the shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares may not be sold unless the shares have been registered or qualified for sale in the state or an exemption from registration or qualification is available and is complied with.

Expenses of Registration

We are bearing all costs relating to the registration of the common stock. These expenses are estimated to be approximately $35,000, including, but not limited to, legal, accounting, printing and mailing fees. The Selling Security Holder, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Market Information

Our shares are traded on the OTCMarkets.com Current Pink Market Tier under trading symbol “CSRH”. There is a limited public market for our common shares. Trading in stocks quoted on the OTC Markets is often thin and is characterized by wide fluctuations in trading prices due to many factors that may be unrelated to a company’s operations or business prospects.  We cannot assure you that there will be a market in the future for our common stock.

OTC Markets securities are not listed or traded on the floor of an organized national or regional stock exchange. Instead, OTC Markets securities transactions are conducted through a telephone and computer network connecting dealers in stocks. OTC Markets issuers are traditionally smaller companies that do not meet the financial and other listing requirements of a regional or national stock exchange.

Our common stock became eligible for quotation on the OTC Markets on September 29, 2008. As of January 30, 2018, a daily average volume of 321,139 shares have traded on OTC Markets over the past 30 days and the market price for our common shares is $0.003 per share. We intend to apply for quotation on the OTCQB Market Tier and will submit our application to OTCMarkets.com as soon as our common stock price has met the minimum bid test of $0.01.

Holders of Our Common Shares

As of January 30, 2018, there were approximately 232 holders of record of our common stock.

Rule 144 Shares

A person who has beneficially owned restricted shares of our common stock for at least six months is entitled to sell their securities, provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding the sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale.

Persons who have beneficially owned restricted shares of our common stock for at least six months but who are our affiliates at the time of, or at any time during the three months preceding the sale, are subject to additional restrictions. Such person is entitled to sell within any three-month period only a number of securities that does not exceed the greater of either of the following:

•	1% of the total number of securities of the same class then outstanding, which will equal 4,940,715 shares as of the date of this prospectus; or

•	the average weekly trading volume of such securities during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale;

provided, in each case that we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale.

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Such sales must also comply with the manner of sale and notice provisions of Rule 144.

As of the date of this prospectus none of our shares are eligible for resale pursuant to Rule 144.

Stock Option Grants

To date, we have granted 20,000,000 stock options.

Share Purchase Warrants

As of September 30, 2017 the Company had no outstanding warrants to purchase shares of our common stock.

Registration Rights

As part of the Equity Purchase Agreement entered into with Oscaleta, on December 2, 2017, the Company and Oscaleta entered into a Registration Rights Agreement (the "Registration Agreement"). Under the terms of the Registration Agreement the Company agreed to file a registration statement with the SEC with respect to the Shares within 120 days of December 2, 2017. The Company is obligated to keep such registration statement effective until (i) three months after the last closing of a sale of Shares under the Equity Purchase Agreement, (ii) the date when Oscaleta may sell all the Shares under Rule 144 without volume limitations, or (iii) the date Oscaleta no longer owns any of the Shares.

We have not granted registration rights to any other persons other than Oscaleta at this time.

Dividends

There are no restrictions in our Articles of Incorporation or Bylaws that prevent us from declaring dividends. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend:

1.	We would not be able to pay our debts as they become due in the usual course of business; or

2.	Our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

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Convertible Securities

The Company has the following convertible notes payable issued and outstanding:

Convertible Promissory Notes are as follows:

Convertible promissory notes assumed in accordance with an asset purchase agreement with Media Exchange Group bearing interest at rates from 5% to 8% per annum. All the notes are convertible into shares of common stock at conversion rates ranging from $0.01 to $0.05. Accrued interest at September 30, 2017 totaled approximately $522,000. These notes are all unsecured and in default. There are 27 separate note instruments held by 25 separate parties, all but three of which are individuals. The note principals range from $2,600 to $100,000. One of the note holders, of a $100,000 note, is a related party, a shareholder and an officer.	$1,562,642

Convertible promissory notes bearing interest at rates from 5% to 18% per annum. All the notes are convertible into shares of common stock at conversion rates ranging from $0.008 to $0.05. Accrued interest at September 30, 2017 totaled approximately $302,400. These notes are all unsecured and in default. There are 22 separate note instruments held by 15 separate parties, all of whom are individuals. The note principals range from $747 to $125,000. None of the note holders are related parties.	816,203

Convertible promissory notes each bearing interest at a rate of 24% per annum, compounding monthly. All the notes but one are convertible into shares of common stock at a conversion rate of $0.02 per share. One note is convertible into two million shares of Preferred B stock. Accrued interest at September 30, 2017 totaled approximately $2,239,500. These notes are all unsecured and in default. There are six separate note instruments held by one individual or a family trust of which the individual is a beneficiary. The note principals range from $100,000 to $380,000, and have origination dates ranging from September 2012 to October 2017. Neither the individual, nor the trust, is a related party.	3,476,024

Convertible promissory notes each bearing interest at a rate of 24% per annum, compounding monthly. The notes are convertible into shares of common stock at a conversion rate of $0.02 per share. Accrued interest at September 30, 2017 totaled approximately $2,766,805. These notes were re-financed with the lender effective June 30, 2015 and bear the terms noted previously. All came due on June 29, 2016. As of June 30, 2017 and 2016, the notes were in default. There are 15 separate note instruments all held by one individual or a family trust of which the individual is a beneficiary. It is the same individual and trust as referenced in the grouping just above. The note principals range from $35,121 to $1,698,057.	6,680,931

Total Convertible Promissory Notes	$12,535,800

Preferred Stock

As of September 30, 2017, the Company has 5,000,000, 8,000,000 and 0 shares of Series A, B and C preferred stock issued and outstanding, respectively. Our Series A preferred stock has 200 votes per share and, as such, allows the holders of such shares to have voting control of our company.

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BUSINESS

Background of our Business

Consorteum Holdings, Inc., formerly known as Implex Corporation, was incorporated in the State of Nevada on November 7, 2005. The Company is a holding company owning a controlling and/or passive interest in 359 Mobile Inc. and Consorteum Inc. which has been inactive for many years. Our corporate headquarters are located at 1870 The Exchange, Suite 100, Atlanta, Georgia, 30339-2021. Our telephone number is (888) 603-5161. Our website is located at www.consorteum.com.

On September 29, 2008, the Company filed an amendment with the Secretary of State of Nevada to change it names from Implex Corporation to Consorteum Holdings, Inc. Due to the Company’s change in business, it was determined that the Company had an inception date for financial reporting purposes of July 1, 2011. At that time, the Company operated as a transaction management company focusing on transaction processing solutions and products for the payment processing and financial transaction markets.

In October 2012, the Company secured a license to market and license the world’s first regulatory compliant mobile platform for delivery of gaming content originally known as CAPSA, which met the standards of the Nevada Gaming Board, from Tarsin Inc. (“Tarsin”) through a licensing agreement. The licensing agreement provided the Company with an exclusive right to license the CAPSA software platform in selected geographical markets throughout Canada and Mexico, along with select customers within the United States (the “Tarsin License”). The CAPSA software platform was capable of providing digital media to a wide range of mobile handsets, and provided for the ability to securely transmit financial information to individual handset owners. The Tarsin License provided us with capabilities in the mobile handset market, which we could use to ensure cross functionality of mobile applications across a wide variety of handsets.

In July 2013, the Company altered its business model to become a provider of digital content across mobile devices. In conjunction therewith, the Company formed two Nevada subsidiary corporations, Bad Rabbit Inc. and ThreeFiftyNine Inc., and hired a senior level software development team that had previously designed the CAPSA technology. The development team spent about two years and millions of dollars in non-recurring engineering costs to complete the development of the platform and to make modifications and enhancements thereto in order to introduce the platform into the market utilizing branded partnership relationships in the mobile sports betting and casino gaming verticals. Despite significant progress on the development and enhancement of the platform and substantially completing its first mobile gaming product, such activities did not result in generating any revenue for the Company.

Tarsin filed a voluntary petition for bankruptcy protection in the U.S. Bankruptcy Court, Northern District of California and the Company was a creditor in this Case No. 13-53607. In resolving the bankruptcy case, NYG Holdings LLC (“NYG”) acquired the original intellectual property from Tarsin, which included the first generation CAPSA platform. Effective October 20, 2014, the Company entered into a multi-year license agreement for the CAPSA platform with NYG. The multi-year license agreement was for a five year term renewable annually thereafter. The Company was responsible to pay royalties fees of 10% of net revenues plus $100,000 annually. However, the first 18 months of the agreement were royalty free and the first three years of annual payments were waived. In the spring of 2015, the Company stopped development on the legacy CAPSA platform, as the CAPSA platform was eclipsed by rapid advances in open source software platforms that became commercially available in 2015. The Company never introduced its platform or any products into the market, never generated any revenue and never used the CAPSA platform in any commercial way. Recently, the Company made a decision to recast its business to take advantage of other opportunities that have arisen that do not utilize the CAPSA Platform. On August 31, 2017, the Company and NYG mutually agreed to terminate the license agreement and for the rights, licenses and obligations of each of the parties thereunder to terminate and cease effective December 31, 2016, the time at which NYG discontinued its business. Further, each party has mutually agreed to waive and release the other party from any breaches of the License Agreement by the other party that may have occurred during the term the License Agreement was in effect.

During 2014 and 2015, the Company experienced operational downsizing due to capital constraints but maintained the core management team. Bad Rabbit ceased operating in 2015 and ThreeFiftyNine became inactive. The Company faced severe capital constraints and was unable to access additional capital to continue operations beyond June 2015 and, as a result, the Company (i) laid off its development team and ceased paying managers and advisors, (ii) suspended rent and related payments for its facilities, (iii) was unable to satisfy significant payables due to third parties, including its independent auditors, for work performed for the Company and to retain the necessary advisors to prepare and complete the financial reports required by the Exchange Act and the rules and regulations of the SEC. The Company has engaged in virtually no business activities since June 2015.

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In 2015, the software development operational efforts from Bad Rabbit Inc. were transferred to 359 Mobile Inc. (“359”) to enable 359 at a future date to develop and deploy end-to-end solutions for both cloud and hosted based offerings in the mobile gaming, FinTech and data analytics markets and associated verticals. Utilizing open source software combined with the efforts of our development team, the Company has recently created a new and unique platform, which it intends to market as the Universal Mobile Interface™ (“UMI”). At the heart is the capability to support fully regulatory regionally compliant financial and social transactions via Web and Mobile. This key differentiator enables us to approach many different markets that are in the business of providing mobile connectivity, secure transactional processing and social connectivity. 359 will provide solutions developed based on the Company’s extensive history and experience in payment processing, secure transactions management and end-to-end mobile vertical market offerings. The UMI platform will initially be introduced into the market utilizing branded partnership relationships in the FinTech, data analytics, secure payment processing, compliancy lead transaction management, and digital social events sectors. The first deployment of the UMI will be in mobile gaming in the UK in 2018. Concurrent with that effort, the Company will continue to evaluate the feasibility of additional territory deployments based upon market analysis and regulatory issues. Additionally, the Company will evaluate opportunities to market its current technologies in other industries. Going forward we expect our revenues to be derived from transactions processed using our UMI software platform technology in various countries outside the US starting with the United Kingdom as we explore other international distribution opportunities. We will also explore any US opportunities that are feasible.

FinTech describes an emerging financial sector in the 21st century. The term “financial technology” can apply to any innovation in how people transact business. Since the internet revolution and the mobile internet revolution, however, financial technology has grown explosively, and FinTech, which originally referred to computer technology applied to the back office of banks or trading firms, now describes a broad variety of technological interventions into personal and commercial transactions.

Between July 11, 2008 and August 31, 2017, we issued convertible notes aggregating approximately $12,311,634 (the “Company Notes”) to investors in our Company to finance operations. These Company Notes were issued in various tranches. Such Company Notes bear interest at interest rates ranging between 5% and 24% per annum payable at maturity and mature between October 2010 and December 2017. The Company Notes had a principal balance at August 31, 2017 of $7,452,494 and accrued interest of $4,859,140 and are convertible at any time, at the option of the holder, at conversion prices ranging from $0.008 to $0.05 per share.

For the years ended June 30, 2017, 2016, and 2015, we have secured net working capital of approximately $0, $0, and $215,000 from an existing convertible note holder. In addition, an officer of the Company advanced approximately $174,000, $139,000, and $1.33 million for the respective 2017, 2016, and 2015 fiscal years.

The Company’s Chief Executive Officer and Chief Financial Officer has attempted to raise additional capital to be used in connection with the Company’s business plan, including debt financing or a private placement or placements of our equity securities . As a result of these efforts, it became intuitively obvious that, without the Company being current in its Exchange Act reporting obligations, the Company would be unable to consummate any of the transactions it was considering.

The Equity Purchase Agreement is our first capital raising transaction. We intend to raise additional capital through private placements of our equity securities, an equity line of credit or a rights offering to recommence operations, hire personnel, complete our first mobile gaming product and launch that product in the United Kingdom during 2018.

The Company has faced and may continue to face significant uncertainty relating to liquidity and intends to continue to search for additional sources of working capital, and to actively search for collaborative partners. Many of the existing contracts and initiatives described herein require capital expenditures by the Company to move forward and management anticipates that delays in project implementation will continue if funds are not available to it.

Our Business

Holdings was incorporated as a transaction management company focusing on transaction processing solutions and products for the payment processing and financial transaction markets. Holdings has since transformed itself into a software development company and mobile publishing company focused on the delivery of digital content to mobile devices, including its suite of mobile offerings, delivery of mobile content, mobile payments solutions and products through a mix of on-deck partnerships, license agreements, and joint venture arrangements. Holdings has yet to produce any revenue. Holdings has spent the last several years developing relationships that will enable us to participate in the emerging market of mobile gaming and FinTech. Through the efforts of our development team, we have the capability to deliver rich mobile content to end users who will use their smart phones in radically new ways. Our UMI has the capacity to open up opportunities in multiple business verticals, such as providing solutions in FinTech, data analytics, secure payment processing, compliancy lead transaction management and various digital social event sectors.

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Universal Mobile Interface™ - the Solution for Going Mobile

Today’s current mobile application and transaction solutions are limited - whether it be in how users can interact, or the number of devices it can actually support. As companies look to mobile strategies, the picture gets extremely cloudy in how to develop a rich mobile offering that can resonate within the mass market. Our UMI is able to take the “how” out of planning and execution, encompassing all the components that allow for a rich mobile experience to be delivered to a handset.

Our first revenues from the licensing of our UMI software platform are expected to be realized in conjunction with the launch of our mobile gaming offerings in the United Kingdom in 2018. Concurrent with that effort, the Company will continue to evaluate the feasibility of additional territory deployments based upon market analysis and regulatory issues. Additionally, the Company will evaluate opportunities to market its current technologies in other industries.

Going forward we expect our revenues to be derived from transactions processed using our UMI software platform technology in various countries outside the US starting with the United Kingdom as we explore other international distribution opportunities. We will also explore any US opportunities that are feasible.

Market Overview

People are spending more time on their mobile phones than ever before. This new marketing world consists of terms like smart phones, SEO, mobile sites, geolocation, and social marketing. It therefore becomes imperative for companies to understand these new types of consumers and how best to reach them. Technologies such as geolocation and mobile tagging can help companies and brands better understand the mobile consumer and deliver more targeted, relevant messaging.

According to data from Statista, the number of smartphone users worldwide is forecast to grow from 2.1 billion in 2016 to 2.5 billion by 2019. Just over 36% of the world’s population is projected to use a smartphone by 2018, up from about 10% in 2011.

In the US, data from Statista indicates there will be approximately 223 million smartphone users in 2017. By 2019, the number of smartphone users in the U.S. is expected to increase to approximately 247.5 million.

Industry analysts such as smartinsights.com confirm ever-increasing usage of smart phones by people worldwide:

•	One half of all local searches are performed on mobile devices

•	Mobile tags provide more product information like comparison shopping offers than traditional barcodes

•	86% of mobile internet users are using their devices while watching TV

•	29% of mobile users are open to scanning a mobile tag to get a coupon

•	On average, Americans spend 2.7 hours per day socializing on their mobile device. That’s over twice the amount of time they spend eating, and over 1/3 of the time they spend sleeping each day.

•	The top 5 items people use their mobile device for are:

1.	Games 61%
2.	Weather 55%
3.	Search 50%
4.	Social Network 49%
5.	Music 42%

Competition

Historically, the applications market began with Native Applications developed for specific phone models and operating systems. Because the Apple iPhone initially dominated the Smartphone market, most applications were developed first for the current iPhone and then rewritten for the Android. Then as new Smartphone models were released or operating systems upgraded, the Native Applications had to be rewritten and customers were required to download new applications.

As mobile networks increased in speed and capability, Mobile Web Applications became popular for non-secure applications. Mobile Web Applications lack in security and can’t match the user experience of Native Applications; however, they do offer a less expensive alternative and do not require the constant support of Native Applications. To address the need for secure applications that offer a robust user experience, Hybrid Applications address the market needs. A Hybrid Application optimizes the unique functionality and display of mobile devices while utilizing the computing power of a host processor, usually in the cloud.

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Cloud and SaaS models have broken through the trust barrier, giving hosted solutions full security approval in B2B markets. We believe that the reduction in reliance upon installed and maintained hardware, with the associated freedom to drive scale across multi-national footprints, will drive even greater adoption of cloud-based infrastructure. UMI incorporates a mobile platform delivering data from a cloud computing backend to deliver content and proper display to any mobile device.

Our UMI platform will allow cross operating system development and is unique in addressing the needs of the mobile gaming industry, which is complex and highly regulated, in key areas such as security, user authentication, geo-location and geo-fencing. By addressing all the market needs we are capable of achieving rapid development and low cost of ownership and mass market mobile device coverage. Other companies such as Cantor Wireless Gaming, Harrah’s, IGT and Bally Tech as well as William Hill, NV Sports Book and Boyd Gaming have put forward public strategies and initial offerings within the mobile gaming market, but we do not believe these companies have the history and pedigree in the needed technology to deliver a robust full featured mobile solution. There are a few development companies entering the market who claim to have a mobile platform to compete with our UMI; however, their product descriptions include caveats like “most popular models” and “current operating systems,” where our UMI can support all mobile devices.

Current solutions typically fall into one of two categories: Native Applications or Mobile Web Applications. Native Applications, while seemingly inexpensive to start, require OS updates as new versions and devices emerge. As traffic increases, these applications also suffer from an inability to properly scale. Web users experience browsers that are chaotic, painfully slow, and offer a poor passive user interface experience. Mobile Web Applications suffer limitations in device functionality like messaging, cameras, tilt, and geolocation. Our technology platform positions itself uniquely between the facets of native and mobile web applications providing high levels of satisfaction for:

•	User experience
•	Content management
•	Messaging and marketing capabilities
•	Security and compliance
•	Speed of market reach
•	Powerful multi-regional capability
•	Low cost of ownership

Because our technology solution is designed to work with all mobile handset devices, we believe the fragmentation developing in the operating systems of the major suppliers will work to our advantage. There is a clear need to deliver new and innovative solutions that are agnostic to the mobile handset manufacturer. Ultimately, 359 is positioning itself to lead the industry in this capability.

Notwithstanding the foregoing, we anticipate competition in our markets and for our products and services to be stiff. Many of our competitors have substantially greater resources than we do. There can be no assurance that we will compete successfully.

Our Primary Sales and Marking Strategy

The mobile gaming industry faces the most stringent technical and regulatory challenges, even more challenging than mobile banking by an order of magnitude. Requirements include geofencing within territorial borders and on-property, plus a sophisticated range of anti-fraud measures to validate the user’s account and mobile device. Mobile- and simcard-based technologies offer a flexible range of solutions, more so than online or web-based technology (where variable IP addressing negates many anti-fraud measures).

We believe there is a true market hunger for partnerships to mobilize and publish gaming content in full compliance with all legal and regulatory demands, by regulator and by territory. In Europe, licenses are also issued by territory and therefore gaming abroad demonstrates many of the same needs as seen in the US. Gaming operators in Europe are more advanced in their digital solution offerings than the US market has seen, although they have uncovered a range of new hurdles; base management, profiling and engagement; maximizing cross-sell and up-sell to their base; push messaging based on location and social media connectivity.

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The online gambling market is comprised of remote gaming activities by means of internet (desktop-based as well as mobile). According to a study conducted by Juniper Research, the value of wagers placed online in 2017 will be $550 billion. The market is projected to double to nearly $1 trillion by 2021. The study went on to further indicate that the “majority of net growth” is attributable to mobile. Global Online Gambling expects to see an expected growth rate of approximately 7.5 % based on 2016-2018 estimates (“Global Online Gambling,” Marketline February 2015).

Europe is where many of the roughly 85 nations across the world that allow online gambling are located. Europe is also where roughly 40% of worldwide online gaming revenue is generated. There is still a lot of available growth in this market sector when one considers that nearly 56% of the world’s population is banned from accessing online casinos in their own countries.

The European online gambling industry is expected to grow at a Compounded Annual Growth Rate of 3.1% during 2016-2018 according to analysts from H2 Gambling Capital. H2 Gambling Capital estimates the European online gambling market at $21.9 billion by 2018.

Based on the foregoing, we foresee gaming opportunities for the Company, including but not limited to the following:

Mobile Marketing Services – Providing loyalty card and group offerings to Casinos and Hotel chains, allowing the property to have a presence with the members via SMS, MMS and mobile application offerings, creating a one to one marketing experience connecting ties to points, rewards and offerings.

Mobile Sports Book (real time) – Providing all the end- to- end mobile infrastructure from cloud hosting, application design, mCommerce, authentication, security, location services and application publishing for sports book operators globally.

The Company also believes there are significant opportunities for us to provide mobile fixed odds betting solutions as well as social based transactional solutions.

Distribution and Sales

Through existing relationships, and discussions with potential business partners, we are assessing the feasibility of introducing our mobile gaming products in countries outside the US, with the intention of extending our business worldwide.

Upon receipt of sufficient funding, we plan to enter into contracts with existing casinos that desire to add mobile gaming and wagering to their offerings. The addition of a mobile wagering/sports betting platform allows the casinos to brand a new capability and attracts new clients to the property. Typically, we would enter into a contract to provide custom gaming and wagering and charge a per user fee, which may include a percentage of the wage or gaming “rake.”

Intellectual Property

The Company holds various trademarks but no patents or copyrights. The Company has experience developing, leasing and supporting various programming solutions in the US gaming market, such as the release of Sports Connection (www.sclv.com). In the mobile gaming market, our intellectual capital and our human capital will form the foundation for various partner programs and the Company’s internal go to market strategies.

Regulation

We are in compliance with all material mobile regulatory controls, such as VeriSign, Safe Harbor, and all carrier commerce and mobile consumer privacy regulations. 359 has managed the in life support program for Class 3 mobile gaming pursuant to Nevada Gaming Board regulations.

The Company intends to comply with all regulations applicable to its business as it develops.

Employees and Consultants

As of January 4, 2018, the Company (and its subsidiaries) had a total of two employees. The Company engages the services of independent contractors to assist with developing our product offerings. We plan to engage full-time employees as our business develops and when we obtain sufficient working capital.

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Description of Property

 We do not currently own any real estate of any kind.

The Company’s corporate headquarters are located at 1870 The Exchange, Suite 100, Atlanta, Georgia 30339-2021. These premises consist of approximately 600 square feet in a multi-tenant building leased by the Company from an unaffiliated third party pursuant to a month-to-month lease with the option to convert to a longer term at the Company’s sole option. Current monthly rent under this lease is approximately $2,500.

In addition, the Company has a virtual office space in the London Bridge News Building located at 3 London Bridge Street, London SE19SG England These premises consist of approximately 100 square feet in a multi-tenant building leased by the Company from an unaffiliated third party pursuant to a month-to-month lease with the option to convert to a longer term at the Company’s sole option. Current monthly rent under this lease is approximately $200.

Patents, Trademarks, Franchises, Royalty Agreements or Labor Contracts

We have no current plans for any registrations such as patents, trademarks, copyrights, franchises, concessions, royalty agreements or labor contracts. We will assess the need for any copyright, trademark or patent applications on an ongoing basis.

Research and Development

We have spent several years and several millions of dollars on research and development activities to date. We do not anticipate that we will incur any expenses on research and development over the next 12 months.  Our planned expenditures on our operations are summarized under the section of this registration statement entitled “Management’s Discussion and Analysis of Financial Position and Results of Operations”.

Subsidiaries

The consolidated financial statements include the accounts of Consorteum Holdings, Inc., Consorteum Inc., Bad Rabbit, Inc., 359 Mobile Inc. and ThreeFiftyNine, Inc.

All inter-company balances and transactions have been eliminated.

Legal Proceedings

From time to time, we may be involved in litigation relating to claims arising out of our operations in the normal course of business.  Other than described herein, neither the Company, nor its officers or directors are involved in, or the subject of, any pending legal proceedings or governmental actions the outcome of which, in management’s opinion, would be material to our financial condition or results of operations.

As of the fiscal year ended June 30, 2014, the Company was a creditor in two related bankruptcy cases in the U.S. Bankruptcy Court, Northern District of California (“Court”). The Company filed proofs of claim and submitted an administrative expense claim for critical support services rendered to debtors in both In re Game2Mobile, Case No. 13-52062 and In re Tarsin, Inc. Case No. 13-53607. On or about June 10, 2014, the Court approved the debtors’ motion to sell substantially all of their assets to NYG Holdings, LLC (“NYG”) and a related motion to approve a compromise of controversy with Tarsin (Europe) LTD., the largest unsecured creditor in these bankruptcy cases. As related to the sale, the Company negotiated a settlement with NYG whereby, among other things, NYG would grant the Company a new license for the CAPSA platform and the Company would withdraw its claims in the bankruptcy cases upon receipt of the license with NYG. On August 31, 2017, NYG and the Company mutually agreed to terminate the license agreement effective December 31, 2016, as discussed above.

For the quarterly periods beginning with the quarterly period ended September 30, 2013 and ending with the quarterly period ended June 30, 2015, Bad Rabbit was unable to remit its portion of Federal Employment taxes due to the Company’s cash position. The fully accrued payroll tax liability, including penalties and interest to date, is approximately $585,000. This liability is fully accrued. Bad Rabbit ceased operations in 2015. The Company is currently in discussions with tax professionals to work out a settlement of all amounts including penalties and interest and a mutually acceptable installment payment plan with the IRS.

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On or about March 17, 2017, the State of Nevada Department of Employment, Training & Rehabilitation, Employment Security Division obtained a judgment in the First Judicial District Court of the State of Nevada in and for Carson City against Bad Rabbit, Inc. in the amount of $64,674 together with interest thereon for delinquent payroll taxes, penalties and interest. Such amount remains unpaid and continues to accrue interest. The Company has accrued these liabilities.

On or about May 24, 2016, a judgment was entered in the Ontario Superior Court of Justice (Court File No. CV-15-522603) on behalf of Merchant MPowerTec Marketing Inc. (“MPower”) against Consorteum Inc., a Canadian corporation and a long inactive subsidiary of the Company, for the balance of a loan amounting to C$143,500 (US $110,000) owing to MPower along with payment of interest at a rate of 18% being C$145,638 to such date payable to MPower plus court costs of approximately $2,000. A personal guarantor has paid approximately US $60,000 of this judgment, while the balance remains unpaid by Consorteum Inc. and continues to accrue interest. The Company has tried unsuccessfully to settle this issue with MPowertec by issuance of a convertible note. The total liability as at June 30, 2017 is US $250,000, which has been accrued.

Funding

We have received a funding commitment pursuant to the Equity Purchase Agreement dated as of December 2, 2017; however, there can be no assurance that we will raise sufficient financing for the projects and applications described herein. Our financial results to date are reflective of an early stage company that has pilot projects in place, but no active programs. If we are not successful in raising funds in the amounts and the times required, our ability to implement one or more of the projects described above will be adversely affected. See “Risk Factors.”

Reports to Security Holders

We are subject to the reporting and other requirements of the Exchange Act and we intend to furnish our shareholders annual reports containing financial statements audited by our independent registered public accounting firm and to make available quarterly reports containing unaudited financial statements for each of the first three quarters of each year. We file Quarterly Reports on Form 10-Q, Annual Reports on Form 10-K and Current Reports on Form 8-K with the SEC in order to meet our timely and continuous disclosure requirements. We may also file additional documents with the SEC if they become necessary in the course of our company’s operations.

The public may read and copy any materials that we file with the SEC at the SEC's Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that site is www.sec.gov.

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SELECTED FINANCIAL DATA

As a Smaller Reporting Company, as defined by Rule 12b-2 of the Exchange Act and in Item 10(f)(1) of Regulation S-K, we are electing scaled disclosure reporting obligations and therefore are not required to provide the information requested by this item. Reference is made to our financial statements including the notes thereto included elsewhere herein.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Cautionary Statement Regarding Forward-Looking Information

The statements in this registration statement that are not reported financial results or other historical information are “forward-looking statements”. These statements appear in a number of different places in this report and can be identified by words such as “estimates”, “projects”, “expects”, “intends”, “believes”, “plans”, or their negatives or other comparable words. Also look for discussions of strategy that involve risks and uncertainties. Forward-looking statements include, among others, statements regarding our business plans and availability of financing for our business.

You are cautioned that any such forward-looking statements are not guarantees and may involve risks and uncertainties. Our actual results may differ materially from those in the forward-looking statements due to risks facing us or due to actual facts differing from the assumptions underlying our estimates. Some of these risks and assumptions include those set forth in reports and other documents we have filed with or furnished to the SEC. We advise you that these cautionary remarks expressly qualify in their entirety all forward-looking statements attributable to us or persons acting on our behalf. Unless required by law, we do not assume any obligation to update forward-looking statements based on unanticipated events or changed expectations. However, you should carefully review the reports and other documents we file from time to time with the SEC.

Presentation of Information

As used in this quarterly report, the terms "we", "us", "our" and the “Company” mean Consorteum Holdings, Inc. and its subsidiaries, unless the context requires otherwise.

All dollar amounts in this quarterly report refer to US dollars unless otherwise indicated.

Overview

Consorteum Holdings, Inc. (“Holdings” or the “Company”), formerly known as Implex Corporation, was incorporated in the State of Nevada on November 7, 2005. Holdings was incorporated as a transaction management company focusing on transaction processing solutions and products for the payment processing and financial transaction markets. Holdings has since transformed itself into a software development company and mobile publishing company focused on the development and delivery of digital content to mobile devices, including delivery of mobile content, mobile payments solutions and products through a mix of on-deck partnerships, license agreements, and joint venture arrangements.

Holdings has spent the last several years developing relationships that will enable us to participate in the emerging market of mobile gaming and FinTech. Through the efforts of our development team, and utilizing open source software, we have the capability to deliver rich mobile content to end users who will use their smart phones in radically new ways. Our Universal Mobile Interface (“UMI”)™ has the capability to open up opportunities in multiple business verticals, such as providing solutions in FinTech, data analytics, secure payment processing, compliancy lead transaction management and various digital social event sectors.

Today’s current mobile application and transaction solutions are limited - whether it be in how users can interact, or the number of devices it can actually support. As companies look to mobile strategies, the picture gets extremely cloudy in how to develop a rich mobile offering that can resonate within the mass market. Our UMI is able to take the “how” out of planning and execution, encompassing all the components that allow for a rich mobile experience to be delivered to a handset.

FinTech describes an emerging financial sector in the 21 st century. The term “financial technology” can apply to any innovation in how people transact business. Since the internet revolution and the mobile internet revolution, however, financial technology has grown explosively, and FinTech, which originally referred to computer technology applied to the back office of banks or trading firms, now describes a broad variety of technological interventions into personal and commercial transactions.

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Holdings has yet to produce any revenue. For the three month periods ended September 30, 2017 and 2016, respectively, the Company had total operating expenses of $419,182 and $308,866, and experienced a net loss of $(1,055,051) and $(815,324), respectively. As of September 30, 2017, the Company had an accumulated deficit of $(29,104,252) and total liabilities of $22,142,525, including loans payable of $1,631,921, including accrued interest of $848,246 and convertible promissory loans of $12,535,800, including accrued interest of $5,898,071.

During 2014 and 2015, the Company experienced operational downsizing due to capital constraints but maintained the core management team. The Company faced severe capital constraints and was unable to access additional capital to continue operations beyond June 2015 and, as a result, the Company (i) laid off its development team and ceased paying managers and advisors, (ii) suspended rent and related payments for its facilities, (iii) was unable to satisfy significant payables due to third parties, including its independent auditors, for work performed for the Company and to retain the necessary advisors to prepare and complete the financial reports required by the Exchange Act and the rules and regulations of the SEC. The Company has engaged in virtually no business activities since June 2015.

In 2015, all software development operational efforts to date were transferred to 359 Mobile Inc. (“359”), a wholly owned subsidiary, to enable 359 at a future date to develop and deploy end-to-end solutions for both cloud and hosted based offerings in the mobile gaming, FinTech and data analytics markets and associated verticals. As noted above, the Company has recently created a new and unique platform, which it intends to market as the Universal Mobile InterfaceTM (“UMI”). At the heart is the capability to support fully regulatory regionally compliant financial and social transactions via Web and Mobile. This key differentiator enables us to approach many different markets that are in the business of providing mobile connectivity, secure transactional processing and social connectivity. 359 will provide solutions developed based on the Company’s history and experience in payment processing, secure transactions management and end-to-end mobile vertical market offerings. The UMI platform will initially be introduced into the market utilizing branded partnership relationships in the FinTech, data analytics, secure payment processing, compliancy lead transaction management, and digital social events sectors. The first deployment of the UMI will be in mobile gaming in the UK in 2018. Concurrent with that effort, the Company will continue to evaluate the feasibility of additional territory deployments based upon market analysis and regulatory issues. Additionally, the Company will evaluate opportunities to market its current technologies in other industries. Going forward we expect our revenues to be derived from transactions processed using our UMI software platform technology in various countries outside the US starting with the United Kingdom as we explore other international distribution opportunities. We will also explore any US opportunities that are feasible.

The Company has faced and may continue to face significant uncertainty relating to liquidity and intends to continue to search for additional sources of working capital, and to actively search for collaborative partners. Many of the existing contracts and initiatives described herein require capital expenditures by Holdings to move forward and management anticipates that delays in project implementation will occur and continue if funds are not available to it.

See “Forward Looking Statements” elsewhere in this Registration Statement.

Three Month Period Ended September 30, 2017 Compared to the Three Month Period Ended September 30, 2016

Operating Expenses. Operating expenses increased $110,316, or 36%, to $419,182 for the quarter ended September 30, 2017 from $308,866 during last year’s first quarter. Operating expenses primarily consist of salaries and wages for our employees along with professional fees and service fees in connection with maintaining our status as a public company. The increase in our operating expenses during the three-month period ended September 30, 2017 when compared with the same three month period in the prior year, of approximately $110,000, is primarily attributable to the costs associated with the audit of our financial statements for the three years ended June 30, 2017, and our recent filing of a Comprehensive Annual Report on Form 10-K with the SEC. We expect our professional fees to grow as the Company grows in future periods, especially if we are able to achieve our funding goals and move towards the launch of our first product offering in 2018.

Net Loss. During the three month period ended September 30, 2017, the Company posted a net loss of $(1,055,051), compared to a net loss of $(815,324) for the three month period ended September 30, 2016. The $239,727 increase in the loss is primarily the result of the increase in professional fees, noted above, and interest expense. Interest expense consists of interest payable at stated rates on interest bearing indebtedness. The increase in interest expense during the three month period ended September 30, 2017 when compared with the same period in the prior year is primarily due to compounding of interest on unpaid balances related to the notes outstanding to the Company’s principal debt holder.

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Comparison of the Years ended June 30, 2017 and 2016

Revenues. The Company had no revenue in the fiscal years ended June 30, 2017 and 2016. Our first revenues from the licensing of our UMI software platform are expected to be realized in conjunction with the launch of our mobile gaming offerings in the UK in 2018. Going forward we expect our revenues to be derived from transactions processed using our UMI software platform technology in various countries outside the US as we explore other international distribution opportunities. We will also explore any US opportunities that are feasible.

Selling, General, and Administrative Expenses. Selling, general and administrative expenses primarily consist of consultant fees related to software development, marketing programs, which consist mostly of business development and advertising expenses, as well as other general and administrative expenses, including payroll expenses, necessary to support our operations, legal expenses and professional fees.

Selling, general, and administrative expenses remained fairly consistent in fiscal 2017 as compared to fiscal 2016.

Interest Expense. Interest consists of interest payable pursuant to stated rates on interest bearing indebtedness. The increase in interest expense in fiscal 2017 when compared to fiscal 2016 is primarily due to continuing increases in accrued interest on existing loans.

Net Losses. We have continued to incur losses for the periods presented. We expect to incur losses until the Company can generate revenues sufficient to cover our operating costs. The Company will need to continue to raise additional working capital to develop its business initiatives until they turn profitable.

Comparison of the Years ended June 30, 2016 and 2015

Revenues. The Company had no revenue in the fiscal years ended June 30, 2016 and 2015. Our first revenues from licensing of our UMI software platform are expected to be realized in conjunction with the launch of our mobile gaming offerings in the UK in 2018. Going forward we expect our revenues to be derived from transactions processed using our UMI software platform technology in various countries outside the US as we explore other international distribution opportunities. We will also explore any US opportunities that are feasible.

Selling, General, and Administrative Expenses. Selling, general and administrative expenses primarily consist of consultant fees related to software development, marketing programs, which consist mostly of business development and advertising expenses, as well as other general and administrative expenses, including payroll expenses, necessary to support our operations, legal expenses and professional fees.

The decrease in our selling, general, and administrative expenses in fiscal 2016 when compared to fiscal 2015 is primarily attributable to operational downsizing due to limited availability of operating capital.

Interest Expense. Interest consists of interest payable pursuant to stated rates on interest bearing indebtedness. The increase in interest expense in fiscal 2016 when compared to fiscal 2015 is primarily due to the conversion of certain promissory notes into convertible notes with a higher interest rate during the fiscal year in addition to continuing increases of accrued interest on existing loans.

Net Losses. We have continued to incur losses for the periods presented. We expect to incur losses until the Company can generate revenues sufficient to cover our operating costs. The Company will need to continue to raise additional working capital to develop its business initiatives until they turn profitable.

Financial Condition, Liquidity and Capital Resources

Going Concern. We have suffered losses since inception, and at September 30, 2017, we have a working capital deficit of approximately $22.1 million. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

We secured net working capital of approximately $198,000 during the three months ended September 30, 2017. We require additional equity or debt financing to meet our obligations as they become due. In the event that such financing is not secured, the Company will not be able to satisfy its liabilities. We are attempting to restructure some of the debt and secure additional financing to satisfy our existing obligations and provide for sufficient working capital to meet the Company’s future obligations but there are no guarantees that we will be able to do so.

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There can be no assurance that we will be able to continue to raise funds in which case the Company may be unable to meet its obligations. Should the Company be unable to realize on its assets and discharge its liabilities in the normal course of business, we may be forced to sell or assign rights to our technologies. The accompanying consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the inability of the Company to continue as a going concern.

Current Financial Condition. We had $11,729 in cash at September 30, 2017, compared to $1,915 as of June 30, 2017. Our working capital deficit amounted to approximately $22.1 million at September 30, 2017. The Company continues in its efforts to raise additional capital which will be used in connection with the implementation of the Company’s business plan.

The Company intends to raise the additional capital required through various means, including through private placements of our equity securities, an equity line of credit or a rights offering, all intended to recommence operations, hire personnel, complete our first mobile gaming product and to launch that product in the United Kingdom during 2018.

Cash Flows From Operating Activities. During the three-month period ended September 30, 2017, we used cash in our operating activities amounting to approximately $172,000. Our cash used in operating activities was comprised of our net loss from operations of approximately $1,055,000 adjusted for an increase in accrued interest expense of approximately $634,000 and changes in other accounts payable and accrued liabilities of approximately $247,000.

Cash Flows From Investing Activities. The Company did not use nor was provided cash from investing activities.

Cash Flows From Financing Activities. The Company realized net cash of approximately $182,000 from financing activities, which consists of proceeds from convertible loans of $198,000 net of repayments of stockholder advances of approximately $15,700.

There are no significant commitments for the purchase of capital assets or intangible assets, or for operating leases.

Off-Balance Sheet Arrangements

The Company has no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on its financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources

  Quantitative and Qualitative Disclosures About Market Risk

We are a smaller reporting company as defined by Rule 12b-2 of the Exchange Act, and are not required to provide the information called for by this item.

 Controls and Procedures

The Company maintains disclosure controls and procedures (as defined in Rule 13a-15(e) and Rule 15d-15(e) under the Exchange Act ) that are designed to ensure that information required to be disclosed in the Company's periodic reports filed under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC's rules and forms, and that such information is accumulated and communicated to management, including the Company's principal executive officer and principal financial officer, to allow timely decisions regarding required disclosures.

We carried out an evaluation required by the Exchange Act under the supervision and with the participation of our principal executive officer and principal financial officer, of the effectiveness of the design and operation of our disclosure controls and procedures, as defined in Rule 13a-15(e) of the Exchange Act, as of September 30, 2017. Based on this evaluation, our principal executive officer and principal financial officer concluded that our disclosure controls and procedures were ineffective to provide reasonable assurance that information required to be disclosed by us in the reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and to provide reasonable assurance that such information is accumulated and communicated to our management, including our principal executive officer and principal financial officer, as appropriate to allow timely decisions regarding required disclosure.

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During the most recent fiscal quarter, there has not occurred any change in our internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

Our disclosure controls and procedures are designed to provide reasonable assurance of achieving their objectives as specified above. Management does not expect, however, that our disclosure controls and procedures will prevent or detect all error and fraud. Any control system, no matter how well designed and operated, is based upon certain assumptions and can provide only reasonable, not absolute, assurance that its objectives will be met. Further, no evaluation of controls can provide absolute assurance that misstatements due to error or fraud will not occur or that all control issues and instances of fraud, if any, within the Company have been detected.

Evaluation of Disclosure Controls and Procedures

As of September 30, 2017, we conducted, under the supervision and with the participation of our management, including our Chief Executive and Chief Financial Officer, an evaluation of the effectiveness of the design and operation of our disclosure controls and procedures (as defined in Rule 13a-15(e) and 15d-15(e) under the Exchange Act) in ensuring that information required to be disclosed by us in our reports is recorded, processed, summarized and reported within the required time periods. Based on the foregoing, the Chief Executive and Chief Financial Officer concluded that because of the material weaknesses in internal control over financial reporting described below, our disclosure controls and procedures were not effective as of September 30, 2017.

Management's Report on Internal Control over Financial Reporting

The Company's management is responsible for establishing and maintaining adequate internal control over financial reporting. The Company's internal control over financial reporting is designed to provide reasonable assurance as to the reliability of the Company's financial reporting and the preparation of financial statements in accordance with generally accepted accounting principles. All internal control systems, no matter how well designed, have inherent limitations. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation. Management conducted an evaluation of the effectiveness of the Company's internal control over financial reporting as of September 30, 2017. We identified the following material weaknesses in our internal control over financial reporting:

•	While there were internal controls and procedures in place that relate to financial reporting and the prevention and detection of material misstatements, these controls did not meet the required documentation and effectiveness requirements and therefore, management could not certify that these controls were correctly implemented. As a result, it was management’s opinion that the lack of documentation was a material weakness in the financial reporting process.

•	There is lack of segregation of duties in financial reporting, as one consultant performs our financial reporting and all accounting functions. This weakness is due to our lack of working capital to hire additional staff during the period covered by this Report.

Attestation Report of Independent Registered Public Accounting Firm

An attestation report of our registered public accounting firm regarding internal control over financial reporting is not required as a result of the enactment of the Dodd-Frank Act of 2010.

Changes in Internal Control over Financial Reporting

There was no change in our internal control over financial reporting identified in connection with our evaluation that occurred during our last quarter that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

Application of Critical Accounting Policies and Estimates

Our management’s discussion and analysis of our financial condition and results of operations is based on our financial statements, which we have prepared in accordance with U.S. generally accepted accounting principles issued by the FASB. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported expenses during the reporting periods. Actual results may differ from these estimates under different assumptions or conditions.

27

While our significant accounting policies are more fully described in the notes to our financial statements appearing elsewhere in this prospectus, we believe that the accounting policies discussed below are critical to our financial results and to the understanding of our past and future performance, as these policies relate to the more significant areas involving management’s estimates and assumptions. We consider an accounting estimate to be critical if: (1) it requires us to make assumptions because information was not available at the time or it included matters that were highly uncertain at the time we were making our estimate; and (2) changes in the estimate could have a material impact on our financial condition or results of operations.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

By letter dated March 31, 2016, RBSM LLP (“RBSM”) informed the Board of Directors of the Company and the SEC that the client-auditor relationship between the Company and RBSM had ceased. The Company did not have the resources to retain any independent accountants to audit its financial statements for its fiscal years ended June 30, 2016 and 2015. In its reports on the Company’s financial statements for the fiscal years ended June 30, 2014 and 2013, RBSM had included a going concern qualification. The Company had no disagreements or differences of opinion with RBSM on any matter of accounting principles or practices, financial statement disclosure or audit scope or procedure during those years.

On August 25, 2017 (the “Retention Date”), the Company re-engaged RBSM as its independent accountants to audit its financial statements for its fiscal years ended June 30, 2017, 2016 and 2015. The decision to retain RBSM as the Company’s independent registered public accounting firm was approved by the Company’s Board of Directors on August 23, 2017. The Company has no audit committee.

During the Company's three most recent fiscal years ended June 30, 2017, 2016 and 2015, and for all subsequent interim periods prior to the Retention Date, neither the Company nor anyone acting on its behalf consulted RBSM on any matter.

On November 10, 2017 RBSM notified the Company that it declined to stand for re-election as the Company’s audit firm. As a result, the board of directors appointed LJ Soldinger Associates, LLC(“LJSA”) as its new independent registered public accounting firm.

We have had no disagreements with our accountants.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

All directors of our company hold office until the next annual meeting of the security holders or until their successors have been elected and qualified. The officers of our company are appointed by our board of directors and hold office until their death, resignation or removal from office. Our directors and executive officers, their ages, positions held, and duration as such, are as follows:

Board of Directors and Executive Officers

Our directors and executive officers are as follows:

Name	Age	Position
Craig A. Fielding	53	Chairman of the Board of Directors, Chief Executive Officer, President, Chief Financial Officer
Patrick Shuster	65	Chief Operating Officer, Secretary, Director

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Set forth below is biographical information with respect to each of the aforementioned individuals.

Craig A. Fielding, Chairman, Chief Executive Officer, Chief Financial Officer, President and Director, Age 53

From April 2006 through December 2011 and May 2012 to the present, Mr. Fielding has served as our CEO, CFO and one of our directors. Mr. Fielding assumed the role of President and CEO in August 2010, and was part of the team that took the Company into the public market, and one of the founders of the Company. From 1999 to February 2006, Mr. Fielding was part of the management teams at two startup technology companies in the financial transaction processing market place. From August 1989 to August 1999, Mr. Fielding worked in a number of Sales Management and Senior Management roles in North America with Xerox Canada Ltd. Mr. Fielding attended Manchester Polytechnic in England where he studied business. Mr. Fielding’s experience in technology, solution selling and large system building in his prior positions enables him to bring this valuable experience to the Board and as CEO of the Company.

Patrick Shuster, Chief Operating Officer, Secretary and Director, Age 65

Mr. Shuster has served as our COO and one of our directors since May 1, 2011. He has over 25 years business experience, including over 18 years in executive management, engineering, operations and marketing in the telecommunications industry. From May 2005 until June 2011, he served as an officer and director of China Wireless Communications Inc., a publicly traded company engaged in the business of mergers & acquisitions. He has assisted numerous public and private companies in business development and private investment in public equity. Mr. Shuster retired as a decorated officer in the United States Navy serving in the submarine service. His last active duty assignment was as Chief Engineer of a nuclear submarine.

Mr. Shuster served as founder of Smart Voice Telecommunications Inc. from January 2004 to 2006. His responsibilities included all aspects of a founding principal of a Voice Over Internet Telecommunications Company. From July 2006 to August 2010, Mr. Shuster has consulted for several public and privately held companies to develop strategic business plans and streamline operations. Most recently he has consulted for several companies engaged in Homeland Security projects working on detection of CBNR (Chemical, Biological, Nuclear and Radiological) threats.

Legal Proceedings

No officer, directors or persons nominated for such positions, promoter or significant employee has been involved in the last ten years in any of the following:

-	Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

-	Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

-	Being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; and

-	Being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Board of Directors and Officers

Each director is elected until our next annual meeting of stockholders and until his successor is duly elected and qualified. The Board of Directors may also appoint additional directors up to the maximum number permitted under our Bylaws. A director so chosen or appointed will hold office until the next annual meeting of stockholders. Each executive officer serves at the discretion of the Board of Directors and holds office until their successor is elected or until their resignation or removal in accordance with our Articles of Incorporation and Bylaws.

29

Family Relationships

There are no family relationships between or among any of our directors or executive officers.

Significant Employees

The Company does not presently have any significant employees other than the named officers and directors.

Meeting and Committees of the Board of Directors

During the years ended June 30, 2017, 2016 and 2015 our Board of Directors held no meetings and took eight, zero, and three actions by written consent, respectively.

As our common stock is not presently listed for trading or quotation on a national securities exchange or NASDAQ, we are not presently required to and do not have any board committees.

We do not currently have an audit committee financial expert, nor do we have an audit committee. Our entire board of directors handles the functions that would otherwise be handled by an audit committee. We do not currently have the capital resources to pay director fees to a qualified independent expert who would be willing to serve on our board and who would be willing to act as an audit committee financial expert. As our business expands and as we appoint others to our board of directors we expect that we will seek a qualified independent expert to become a member of our board of directors. Before retaining any such expert, our board would make a determination as to whether such person is independent.

Due to our small size and limited operations to date, we do not presently have a nominating committee, compensation committee or other committee performing similar functions. We have not adopted any procedures by which security holders may recommend nominees to the board of directors, and we do not have a diversity policy.

Board Leadership Structure and Role on Risk Oversight

We have no policy requiring the combination or separation of the Principal Executive Officer and Chairman roles and our governing documents do not mandate a particular structure. Our directors recognize that the leadership structure and the combination or separation of these leadership roles is driven by our needs at any point in time.

Our directors are involved in the general oversight of risks that could affect our business and they will continue to evaluate our leadership structure and modify such structure as appropriate based on our size, resources and operations.

Stockholder Communication with the Board of Directors

Stockholders may send communications to our board of directors by writing to Consorteum Holdings, Inc., 1870 The Exchange, Suite 100, Atlanta, Georgia 30339-2021, Attention: Chief Operating Officer.

Officers and Directors Indemnification

Under our Certificate of Incorporation and Bylaws, the Company may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his or her position, if he or she acted in good faith and in a manner he or she reasonably believed to be in the Company’s best interest. The Company may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he or she is to be indemnified, the Company must indemnify the officer or director against all expenses incurred, including attorney’s fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, then only by a court order. The indemnification coverage is intended to be to the fullest extent permitted by applicable laws.

Regarding indemnification for liabilities arising under the Securities Act, which may be permitted to officers or directors under applicable state law, the Company is informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Securities Act and is, therefore, unenforceable.

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Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, officers and persons who own more than 10% of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities. Officers, directors and greater than 10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

To the best of our knowledge, the following delinquencies have occurred:

Name and Affiliation	No. of Late Reports	No. of Transactions Not Filed on Timely Basis	Known Failures to File
Craig A. Fielding, Chairman, Chief Executive Officer, Chief Financial Officer, President and Director	0	2	Forms 3 and 4 and Form 13(d)

Patrick Shuster, Chief Operations Officer, Secretary and Director	0	1	Forms 3 and 4

Code of Ethics

We have adopted a Code of Ethics that applies to our principal executive officers, principal financial officer, and principal accounting officer, controller, and all others performing similar functions. The Code of Ethics is not yet posted on our web site. We will furnish, without charge, a copy of our Code of Ethics to any person requesting a copy. Any request for a copy should be directed via e-mail to patrick@consorteum.com.

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EXECUTIVE COMPENSATION

The following table sets forth information concerning compensation for fiscal 2017, 2016 and 2015 earned by Craig Fielding, the Company’s Chairman and Chief Executive Officer and Patrick Shuster, the Company’s Chief Operating Officer (the “Named Executives”).

EXECUTIVE COMPENSATION TABLE

Name and Principal Position	Year	Salary		Stock Awards ($)(1)(2)	Option Awards ($)(1)(2)	All other Compensation ($)	Total ($)

Craig A. Fielding,	2017	240,000	(1)(3)	0	0	0	240,000
CEO, CFO, President	2016	240,000	(1)(3)	0	0	0	240,000
	2015	240,000	(1)(3)	0	0	0	240,000

Patrick Shuster,	2017	240,000	(2)(4)	0	0	0	240,000
Chief Operating Officer	2016	240,000	(2)(4)	0	0	0	240,000
	2015	240,000	(2)(4)	0	0	0	240,000

____________________

(1)	On September 21, 2012, the Company entered into a new 51-month employment agreement with Mr. Craig Fielding to serve as Chief Executive Officer, retroactive to September 1, 2012. Under the employment agreement, Mr. Fielding is to be paid a base salary of $240,000, a $5,000 per month office allowance and incentive compensation amounting to 5% to 50% of base salary with revenue targets ranging from $0- $2,000,000 and in excess of $10,000,000. Mr. Fielding was granted 10-year stock options to purchase up to 5,000,000 shares of common stock that vest in equal installments under the employment agreement beginning September 1, 2012 through June 30, 2017, as extended by the Board of Directors. As a signing bonus, Mr. Fielding received 3,000,000 shares of Series A Preferred Stock and 2,000,000 shares of Series B Preferred Stock. Additionally, Mr. Fielding is entitled to a cash compensation amounting to 2% of the purchase price in the event of a sale of the Company and 3% of capital raised.

(2)	On September 21, 2012, the Company entered into a new 51-month employment agreement with Mr. Patrick Shuster to serve as Chief Operating Officer, retroactive to September 1, 2012. Under the employment agreement, Mr. Shuster is to be paid a base salary of $240,000, a $5,000 per month office allowance and incentive compensation amounting to 5% to 50% of base salary with revenue targets ranging from $0- $2,000,000 and in excess of $10,000,000. Mr. Shuster was granted 10-year stock options to purchase up to 5,000,000 shares of common stock that vest in equal installments under the employment agreement beginning September 1, 2012 through June 30, 2017, as extended by the Board of Directors. As a signing bonus, Mr. Shuster was issued 2,000,000 shares of Series A Preferred Stock and 2,000,000 shares of Series B Preferred Stock. Additionally, Mr. Shuster is entitled to a cash compensation amounting to 2% of the purchase price in the event of a sale of the Company and 3% of capital raised.

(3)	Mr. Fielding was entitled to his full salary for each of 2015, 2016 and 2017, however the Company was unable to pay the total amounts owed. Portions owed are included in accrued salaries.

(4)	Mr. Shuster was entitled to his full salary for each of 2015, 2016 and 2017, however the Company was unable to pay the total amounts owed. Portions owed are included in accrued salaries.

Employment Agreements

In September 2012, all existing management contracts were terminated by mutual agreement with the parties effective August 31, 2012. On September 1, 2012, the Company entered into an Executive Employment Agreement with each of Craig A. Fielding, our CEO and CFO, and Patrick Shuster, our COO and Secretary, through June 30, 2017, as described above. These changes in management contracts were undertaken in light of our financial position and in order to better position us to attract additional financing. Furthermore, as set out in the financial statements, each of these individuals exchanged significant liabilities that existed as of June 30, 2012, in consideration for issuance of common stock as a subsequent transaction. Although the management contracts expired June 30, 2017 both executives continue to serve at the direction of the Board of Directors in their current positions pursuant to the terms of their respective employment agreements that were in effect in 2016.

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Outstanding Equity Awards

On September 21, 2012, we granted ten-year options to purchase 5,000,000 shares, each, of our common stock to Mr. Fielding and Mr. Shuster in accordance with the Company’s 2012 Stock Option Plan, exercisable at the estimated fair market price based on our closing stock price on the grant date of $0.002 per share. Such shares began vesting on September 1, 2012 and became fully vested on June 30, 2017.

The following table sets forth all outstanding equity awards made to our Named Executives as of June 30, 2017 under the Company’s 2012 Stock Option Plan:

Name of Executive Officer	Market Value at 6-30-17	Number of Options	Exercise Price

Craig A. Fielding	$6,500	5,000,000	$0.002

Patrick Shuster	$6,500	5,000,000	$0.002

Other Compensation

There are no plans that provide for the payment of retirement benefits, or benefits that will be paid primarily following retirement, including but not limited to tax-qualified defined benefit plans, supplemental executive retirement plans, tax-qualified defined contribution plans and nonqualified defined contribution plans. Except as set forth above with respect to cash compensation amounting to 2% of the purchase price in the event of a sale of the Company payable to each of the Named Executives as provided in their Employment Agreements, there are no contracts, agreements, plans or arrangements, whether written or unwritten, that provide for payment(s) to a named executive officer at, following, or in connection with the resignation, retirement or other termination of a named executive officer, or a change in control of us or a change in the named executive officer’s responsibilities following a change in control, with respect to each named executive officer.

Stock Option Plans and Stock Compensation Plans

Except for its 2012 Stock Option Plan, no retirement, pension, profit sharing, stock option or insurance programs or other similar programs have been adopted by the Company for the benefit of the Company’s employees.

Indebtedness of Directors and Officers

None of our directors or senior officers, and no associates or affiliates of any of them, is indebted to us.

Compensation Committee Interlocks and Insider Participation

We do not have a compensation committee or a committee performing similar functions. We plan to have a compensation committee when we elect additional independent persons to our board of directors.

Compensation Committee Report

Because we do not have a compensation committee or a committee performing similar functions, we do not have a compensation committee report. All compensation matters are determined by our board of directors.

Compensation of Directors

We have not established standard compensation arrangements for our directors and the compensation, if any, payable to each individual for their service on our board will be determined from time to time by our board of directors based upon the amount of time expended by each of the directors on our behalf. None of our directors has received any compensation for their services.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

AND RELATED STOCKHOLDER MATTERS

The following table sets forth certain information regarding beneficial ownership of the our common stock as of January 30, 2018, by (i) each person known by us to be the beneficial owner of more than five (5) percent of the outstanding common stock, (ii) each director, (iii) each executive officer, and (iv) all executive officers and directors as a group. The number of shares beneficially owned is determined under rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under those rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of January 30, 2018, through the exercise or conversion of any stock option, convertible security, warrant or other right. Including those shares in the tables does not, however, constitute an admission that the named stockholder is a direct or indirect beneficial owner of those shares. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares that power with that person’s spouse) with respect to all shares of common stock listed as owned by that person or entity.

Name and Address of Beneficial Owner	Amount	Percentage of Class Ownership (2)

Craig A. Fielding 6-14845 Yonge Street, Suite 348 Aurora, Ontario, Canada L4G 6H8	88,759,999 shares of common stock	18.2%	(1)(2)

Patrick Shuster 1870 The Exchange, Suite 100 Atlanta, GA 30339	37,231,521 shares of common stock (3)	7.6%	(1)(2)

OFFICERS AND DIRECTORS AS A GROUP (2 persons)	125,991,520 shares of common stock	25.8%	(1)(2)

(1)	The amount includes shares owned of record and beneficially by each of our directors and executive officers as at January 30, 2018.

(2)	Based on 471,150,864 shares of our common stock issued and outstanding as at January 30, 2018 as well as 17,231,521 shares of our common stock issuable to one of our directors and executive officers pursuant to a convertible promissory note shown above. In addition, for purposes of this calculation, the percentages of ownership are calculated assuming that, with the exception of 17,231,521 shares of our common stock issuable to one of our directors and executive officers pursuant to a convertible promissory note shown above, no additional shares of our common stock have been or will be issued to the holders of our convertible promissory notes within 60 days of January 30, 2018.

(3)	Mr. Shuster is the record owner of 20,000,000 shares of our common stock and the beneficial owner of 17,231,521 shares of our common stock that may be issuable to him upon conversion of a Convertible Note held by him.

Changes in Control

There are no arrangements known to us the operation of which may at a later date result in a change in control of our company.

Equity Compensation Plans

Our 2012 Stock Option Plan is described under Executive Compensation above.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

Other than as set forth below, or discussed in Note 9 to the Consolidated Financial Statements herein, for the fiscal years ended June 30, 2015 through June 30, 2017 and through September 30, 2017, there have not been any relationships, transactions or proposed transactions to which we were or are to be a party, in which any of the directors, officers, or 5% or greater stockholders (or any immediate family thereof) had or is to have a direct or indirect material interest except for the following:

Share Issuances

On September 21, 2012, we approved the issuance of 5,000,000 shares of Series A Preferred Stock, 3,000,000 shares to Mr. Fielding and 2,000,000 shares to Mr. Shuster, in connection with their employment contracts approved on September 21, 2012. In addition, we approved the issuance of 2,000,000 shares, each, of fully vested Series B Preferred Stock to such officers in September 2012.

Convertible Notes

Mr. Shuster, one of our directors and executive officers, holds a Convertible Note in the principal amount of $172,000 plus accrued interest convertible into approximately 17,231,521 shares of our common stock.

Director Independence

Neither of our two directors may be considered “independent” in accordance with rule 4200(a)(15) of the NASDAQ Marketplace Rules. We are not currently traded on NASDAQ and are therefore not required to comply with the NASDAQ Marketplace Rules.

CAPITAL STOCK

As of January 30, 2018, the Company was authorized to issue 2,000,000,000 shares of common stock and 100,000,000 shares of preferred stock. The preferred stock of the Company shall be issued by the Board of Directors of the Company in one or more classes or one or more series within any class and such classes or series shall have such voting powers, full or limited, or no voting powers, and such designations, preferences, limitations or restrictions as the Board of Directors of the Company may determine, from time to time.

Common Stock

As of January 30, 2018, the Company has 2,000,000,000 common shares authorized, having a par value of $.001 per share.

Holders of shares of our common stock shall be entitled to cast one vote for each share held at all stockholders' meetings for all purposes, including the election of directors. The common stock does not have cumulative voting rights. No holder of shares of stock of any class shall be entitled as a matter of right to subscribe for or purchase or receive any part of any new or additional issue of shares of stock of any class, or of securities convertible into shares of stock of any class, whether now or hereafter authorized or whether issued for money, for consideration other than money, or by way of dividend.

There are no restrictions in our Articles of Incorporation or Bylaws that prevent us from declaring dividends. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend:

1.	We would not be able to pay our debts as they become due in the usual course of business; or

2.	Our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

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Preferred Stock

As of January 30, 2018, the Company has 100,000,000 preferred shares authorized, having a par value of $.001 per share.

Of the preferred shares authorized, 5,000,000 have been designated as Series A preferred shares, 15,000,000 have been designated as Series B preferred shares, and 40,000,000 have been designated as Series C preferred shares. The rights and privileges of the Series A shares consist of super voting rights at 200 votes per share held, conversion rights on a one-to-one basis with common stock, and liquidation preference as described below. The rights and privileges of the Series B shares consist of voting rights equal to one vote per share held, conversion rights equal to Series A and liquidation preference as described below. The Series C shares are entitled to one vote per share held, will pay no dividend, are each convertible into four (4) shares of common stock, and have a liquidation preference junior to the Series A and B Preferred Stock. No Series C shares had been issued as of January 30, 2018.

Upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of any common stock or Series B and Series C preferred stock liquidation preference, the holders of the Series A preferred stock shall be entitled to be paid out of the assets of the Company an amount per share of Series A Preferred Stock equal to the product of (i) the original amount paid by the holder thereof for each share of Series A Preferred Stock owned by such holder as of the effective date of such liquidation, multiplied by (ii) the number of shares of Series A Preferred Stock owned of record by such holder as of the liquidation date (as adjusted for any combinations, splits, recapitalization and the like with respect to such shares). Series B preferred stock is next in liquidation preference after the Series A preferred stock, and is computed consistently with the formula above for the Series A preferred stock. Series C preferred stock is next in liquidation preference after the Series B preferred stock, and is computed consistently with the formula above for the Series B preferred stock.

See Note 11 of Notes to Consolidated Financial Statements for the fiscal years ended June 30, 2015, 2016 and 2017 included elsewhere herein for more information on the Company’s capital stock.

Transfer Agent

The Transfer Agent for the common stock is Olde Monmouth Stock Transfer.

INTERESTS OF NAMED EXPERTS AND COUNSEL

The legality of the shares offered under this registration statement is being passed upon by Matheau J. W. Stout, Esq. The financial statements included in this prospectus and the registration statement have been audited by RBSM LLP to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our officers and directors are indemnified as provided by the Nevada Revised Statutes and our Bylaws. We have been advised that in the opinion of the SEC, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to court of appropriate jurisdiction. We will then be governed by the court's decision.

AVAILABLE INFORMATION

This Registration Statement on Form S-1 is being filed with the SEC. For further information about us and the shares of common stock to be sold in the offering, please refer to the registration statement and the exhibits and schedules thereto. The registration statement and exhibits may be inspected, without charge, and copies may be obtained at prescribed rates, at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The registration statement and other information filed with the SEC are also available at the web site maintained by the SEC at http://www.sec.gov.

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CONSORTEUM HOLDINGS, INC.

Index to Consolidated Financial Statements

JUNE 30, 2017, 2016 AND 2015

SEPTEMBER 30, 2017 AND 2016

(Unaudited)

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Consorteum Holdings, Inc.

We have audited the accompanying consolidated balance sheets of Consorteum Holdings, Inc. and subsidiaries (the “Company”), as of June 30, 2017, 2016 and 2015 and the related consolidated statements of operations and comprehensive loss, stockholders’ deficit and cash flows for the period in the three years ended June 30, 2017. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provided a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Consorteum Holdings, Inc. and subsidiaries as of June 30, 2017, 2016 and 2015 and the results of its operations and its cash flows for the period in the three years ended June 30, 2017, in conformity with accounting principles generally accepted in the United States.

The accompanying consolidated financial statements have been prepared assuming that Consorteum Holdings, Inc. and subsidiaries will continue as a going concern. As more fully described in Note 1, the Company has a working capital deficit, and has incurred net losses and negative cash flows from operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

/s/ RBSM LLP

New York, New York

November 7, 2017

F-2

CONSORTEUM HOLDINGS, INC. & SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	June 30, 2017	June 30, 2016	June 30, 2015
Assets:
Cash	$1,915	$1,219	$1,198
Current assets	1,915	1,219	1,198

Liabilities and Shareholders’ Deficit
Accounts payable	$1,011,745	$989,112	$841,836
Accrued expenses	1,076,376	855,069	657,176
Accrued expenses - officers	1,934,586	1,368,610	830,445
Accrued expenses - payroll taxes and related penalties and interest	975,619	827,869	674,136
Loans payable, in default and accrued interest	1,563,602	1,462,391	1,405,332
Convertible promissory notes, in default and accrued interest	11,727,303	9,633,186	7,961,954
Due to stockholders	2,662,479	2,510,567	2,385,048
Current liabilities	20,951,710	17,646,804	14,755,927

Stockholders' Deficit:
Preferred stock, $0.001 par value, 100,000,000 shares authorized
Preferred stock A, $0.001 par value, 5,000,000 shares designated: 5,000,000 issued and outstanding as of June 30, 2017, 2016 and 2015, respectively	5,000	5,000	5,000
Preferred stock B, $0.001 par value, 15,000,000 shares designated: 6,000,000 issued and outstanding as of June 30, 2017, and 4,000,000 issued and outstanding as of June 30, 2016 and 2015, respectively	6,000	4,000	4,000
Preferred stock C, $0.001 par value, 40,000,000 shares designated: zero Issued and outstanding as of June 30, 2017, 2016 and 2015, respectively	–	–	–
Common stock; $.001 par value; 500,000,000 shares authorized; 471,150,864 issued and outstanding as of June 30, 2017 and 2016, respectively, and 466,150,864 issued and outstanding as of June 30, 2015	471,151	471,151	466,151
Additional paid-in capital	6,369,863	6,370,063	6,354,063
Accumulated other comprehensive loss	247,392	258,913	150,195
Accumulated deficit	(28,049,201)	(24,754,712)	(21,734,138)
Total shareholders' deficit	(20,949,795)	(17,645,585)	(14,754,729)
Total liabilities and shareholders' deficit	$1,915	$1,219	$1,198

See Notes to Consolidated Financial Statements.

F-3

CONSORTEUM HOLDINGS, INC. & SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS

FOR THE YEARS ENDED JUNE 2017, 2016 AND 2015

	For the Year Ended June 30, 2017	For the Year Ended June 30, 2016	For the Year Ended June 30, 2015
Operating expenses:
Selling, general and administrative	1,096,698	1,242,074	2,477,205
Total operating expenses	1,096,698	1,242,074	2,477,205

Operating loss	(1,096,698)	(1,242,074)	(2,477,205)

Other expense
Interest expense	(2,197,790)	(1,778,500)	(1,549,572)
Loss on disposal of fixed assets	–	–	(9,310)
	(2,197,790)	(1,778,500)	(1,558,882)

Net loss	(3,294,489)	(3,050,574)	(4,036,087)

Foreign currency translation adjustment	(11,521)	108,718	290,059
Comprehensive loss	$(3,306,010)	$(2,911,856)	$(3,746,028)

Basic and diluted loss per common share	$(0.01)	$(0.01)	$(0.01)

Basic and diluted weighted average common shares outstanding	471,150,864	470,672,722	466,150,864

See Notes to Consolidated Financial Statements.

F-4

CONSORTEUM HOLDINGS, INC. & SUBSIDIARIES

STATEMENT OF CHANGES IN STOCKHOLDERS’ (DEFICIT)

FOR THE THREE YEARS ENDED JUNE 30, 2017

	Preferred Stock (Series A&B )		Common Stock		Collateralized Shares	Shares Committed to be
	Shares	$	Shares	$	Issued	Issued
Ending balance, June 30, 2014	9,000,000	$9,000	466,150,864	$466,151	$(137,500)	$35,000

Stock Option expense	–	–	–	–	–	–
Shares released from escrow	–	–	–	–	137,500	(35,000)
Foreign currency translation	–	–	–	–	–	–
Net loss	–	–	–	–	–	–
Ending balance June 30, 2015	9,000,000	$9,000	466,150,864	$466,151	$–	$–

Shares issued in asset acquisition	–	–	5,000,000	5,000	–	–
Foreign currency translation	–	–	–	–	–	–
Net loss	–	–	–	–	–	–
Ending balance June 30, 2016	9,000,000	$9,000	471,150,864	$471,151	$–	$–
				–
Series B Preferred Shares issued	2,000,000	2,000	–	–	–	–
Foreign currency translation	–	–	–	–	–	–
Net loss	–	–	–	–	–	–
Ending balance June 30, 2017	11,000,000	$11,000	471,150,864	$471,151	$–	$–

	Additional Paid-in	Accumulated Other Comprehensive	Accumulated	Total Stockholders’
	Capital	(loss)	Deficit	(Deficit)
Ending balance, June 30, 2014	$6,449,271	$(139,864)	$(17,698,051)	$(11,015,993)

Stock Option expense	7,292	–	–	7,292
Shares released from escrow	(102,500)			–
Foreign currency translation	–	290,059	–	290,059
Net loss	–	–	(4,036,087)	(4,036,087)

Ending balance June 30, 2015	$6,354,063	$150,195	$(21,734,138)	$(14,754,729)

Shares issued in asset acquisition	16,000	–	–	21,000
Foreign currency translation	–	108,718	–	108,718
Net loss	–	–	(3,020,574)	(3,020,574)
Ending balance June 30, 2016	$6,370,063	$258,913	$(24,754,712)	$(17,645,585)

Series B Preferred Shares issued	(200)	–	–	1,800
Foreign currency translation	–	(11,521)	–	(11,521)
Net loss	–	–	(3,294,489)	(3,294,489)
Ending balance June 30, 2017	$6,369,863	$247,392	$(28,049,201)	$(20,949,795)

See Notes to Consolidated Financial Statements.

F-5

CONSORTEUM HOLDINGS, INC. & SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended June 30, 2017	Year Ended June 30, 2016	Year Ended June 30, 2015
Cash flows from operating activities:
Net loss	$(3,294,489)	$(3,020,574)	$(4,036,087)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	–	–	6,233
Loss on disposal of fixed assets	–	–	9,310
Stock-based compensation	–	–	7,292
Changes in operating assets and liabilities:
Impairment expense	–	146,000	–
Accounts payable	22,461	34,634	71,869
Accrued expenses	928,476	930,945	957,219
Accrued interest	2,194,529	1,776,979	1,547,398
Net cash used in operating activities	(149,023)	(132,016)	(1,436,766)

Cash flows used in investing activities:
Net cash used in investing activities	–	–	–

Cash flows from financing activities:
Proceeds from stockholders' advances	174,293	138,731	1,329,874
Repayment of stockholders' advances	(24,442)	(5,364)	(141,563)
Proceeds from the issuance of convertible promissory notes	–	–	215,000
Net cash provided by financing activities	149,851	133,367	1,403,311

Effect of exchange rate on cash	(132)	(1,330)	(19,340)
Net increase (decrease) in cash	696	21	(52,795)
Cash, beginning of period	1,219	1,198	53,993
Cash, end of period	$1,915	$1,219	$1,198

Supplemental disclosures of cash flow information:
Cash paid for interest	$–	$–	$–
Cash paid for income taxes	$–	$–	$–

Non-cash investing and financing activities:
Fair value of Series B Preferred Shares issued for additional consideration to noteholder	$1,800	$–	$–
Shares and debt issued for purchase of prepaid advertising	$–	$146,000	$–

See Notes to Consolidated Financial Statements.

F-6

CONSORTEUM HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	The Company

Going Concern and Management Plan

The Company's consolidated financial statements are presented on a going concern basis, which contemplates the realization of assets and discharge of liabilities in the normal course of business. The Company has suffered losses from operations. As of June 30, 2017, the Company had a working capital deficit (current liabilities in excess of current assets) of approximately $20.95 million.

The Company has secured working capital of approximately $174,000, $139,000 and $1.5 million during the years ended June 30, 2017, 2016 and 2015 respectively. Subsequent to such date, the Company has raised additional capital totaling approximately $240,000; such proceeds were used for working capital of the business. The Company requires additional equity or debt financing to meet its obligations as they become due. In the event that such financing is not secured, the Company will not be able to satisfy its liabilities. Certain of the Company’s debt is overdue. The Company is attempting to restructure some of the debt and secure investments additional financing partners to satisfy its existing obligations and provide for sufficient working capital to meet the Company’s future obligations but there are no guarantees that the Company will be able to do any of these things.

Since its inception the Company has incurred significant losses and, as of June 30, 2017, had an accumulated deficit of $28,049,000. For the year ended June 30, 2017, the Company had a net loss from operations of $1,097,000. For the years ended June 30, 2016 and June 30, 2015, the Company had a net loss from operations of $1,242,000 and $2,477,000, respectively. The Company had negative working capital of $20,950,000 at June 30, 2017, $17,650,000 at June 30, 2016 and $14,750,000 at June 30, 2015. Achieving profitability and positive cash flow depends on the Company’s ability to generate and sustain significant increases in revenues and gross profits from its business. There can be no assurances that the Company will be able to generate sufficient revenues and gross profits to achieve profitability and positive cash flow in the future.

The accompanying consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the inability of the Company to continue as a going concern.

2.	Summary of Significant Accounting Policies

The accounting policies of the Company are in accordance with accounting principles generally accepted in the United States of America, and their basis of application is consistent with that of the previous year. Set forth below are the Company's significant accounting policies:

Basis of Presentation

The consolidated financial statements include the accounts of Consorteum Holdings, Inc., Consorteum Inc., Bad Rabbit, Inc., 359 Mobile Inc. and ThreeFiftyNine, Inc. The Company, including its named subsidiaries, had very few activities during the fiscal years covered by this comprehensive 10-K filing. All significant intercompany balances and transactions are eliminated on consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Significant areas requiring the use of estimates relate to the estimated utilization of future income tax assets, potential penalties on certain wages, and the valuation of stock-based compensation. These estimates are based on management's best knowledge of current events and actions the Company may undertake in the future. Actual results will ultimately differ from those estimates.

F-7

Cash and cash equivalents

Cash and cash equivalents comprise bank balances and short-term bank deposits with an original maturity of three months or less.

Property and equipment

Property and equipment is recorded at cost. Depreciation, based on the estimated useful life of the property and equipment, is provided over a period of three years. Depreciation expense was $6,233 for the year ended June 30, 2015. As of June 30, 2015, all property and equipment was written off due to disposal and abandonment. A loss on disposal of $9,310 was recognized.

Intangible asset

Not applicable

Impairment of long-lived assets

In accordance with ASC 360, "Property, plant and equipment," long lived assets to be held and used are analyzed for impairment whenever events or changes in circumstances indicate that the related carrying amounts may not be recoverable. The Company evaluates at each balance sheet date whether events and circumstances have occurred that indicate possible impairment. If there are indications of impairment, the Company uses future undiscounted cash flows of the related asset or asset grouping over the remaining life in measuring whether the assets are recoverable. In the event such cash flows are not expected to be sufficient to recover the recorded asset values, the assets are written down to their estimated fair value. Long lived assets to be disposed of are reported at the lower of carrying amount or fair value of asset less cost to sell.

Deferred finance charges

Not applicable

Convertible Debt with Beneficial Conversion Features

Convertible debt is accounted for under the guidelines established by Accounting Standards Codification (“ASC”) 470, “Debt with Conversion and Other Options” and ASC 740, “Beneficial Conversion Features”. The Company records a beneficial conversion feature (“BCF”) related to the issuance of convertible debt that has conversion features at fixed or adjustable rates that are in-the-money when issued and records the fair value of warrants issued with those instruments. The BCF for the convertible instruments is recognized and measured by allocating a portion of the proceeds to warrants and as a reduction to the carrying amount of the convertible instrument equal to the intrinsic value of the conversion features, both of which are credited to paid-in-capital.

The Company calculates the fair value of warrants issued, if any, with the convertible instruments using the Black-Scholes valuation method, using the same assumptions used for valuing employee options for purposes of ASC 718 “Compensation – Stock Compensation”, except that the contractual life of the warrant is used. Under these guidelines, the Company allocates the value of the proceeds received from a convertible debt transaction between the conversion feature and any other detachable instruments (such as warrants) on a relative fair value basis. The allocated fair value is recorded as a debt discount or premium and is amortized over the expected term of the convertible debt to interest expense. For a conversion price change of a convertible debt issue, the additional intrinsic value of the debt conversion feature, calculated as the number of additional shares issuable due to a conversion price change multiplied by the previous conversion price, is recorded as additional debt discount and amortized over the remaining life of the debt.

F-8

Convertible Debt with Adjustable Conversion Options

Certain of our convertible debt contains rights that allow the holders to adjust their conversion price in the event the Company issues common stock at a price per share below their conversion price or convert principal into a variable number of shares with no floor price. Accordingly, the provisions of ASC 815, Derivatives and Hedging (“ASC 815”) apply and must be evaluated by us. ASC 815 applies to any freestanding financial instruments or embedded features that have the characteristics of a derivative and to any freestanding financial instruments that are potentially settled in an entity’s own common stock. These conversion features are bifurcated and recorded at fair value at each reporting date using the Black Scholes valuation model.

Revenue recognition

The Company will recognize revenue based on the following criteria: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services have been rendered; (3) the selling price is fixed and determinable; and (4) collectability is reasonably assured. As of June 30, 2017, the Company has had no revenue, neither current nor deferred.

Share-Based Payments

The Company accounts for stock options issued to employees and consultants under ASC 718, Share-Based Payment. Under ASC 718, share-based compensation cost to employees is measured at the grant date, based on the estimated fair value of the award, and is recognized as expense over the employee's requisite vesting period.

The Company measures compensation expense for its non-employee stock-based compensation under ASC 505, Equity. The fair value of the option issued or committed to be issued is used to measure the transaction, as this is more reliable than the fair value of the services received. The fair value is measured at the value of the Company's common stock on the date that the commitment for performance by the counterparty has been reached or the counterparty's performance is complete. The fair value of the equity instrument is charged directly to stock-based compensation expense and credited to additional paid-in capital.

Income taxes

The Company accounts for income taxes in accordance with ASC 740, "Income Taxes". Deferred tax assets and liabilities are recorded for differences between the financial statement and tax basis of the assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is recorded for the amount of income tax payable or refundable for the period increased or decreased by the change in deferred tax assets and liabilities during the period.

Foreign currency translation

In accordance with the provision of ASC 830, Foreign Currency Matters, the Company translates its balance sheet into U.S. dollars at the prevailing rate at the balance sheet date and translates its revenues and expenses at the average rates prevailing during each reporting period. Net gains or losses resulting from the translation of financial statements are accumulated and charged directly to accumulated comprehensive income or (loss), a component of stockholders' equity or (deficit). Realized gains or losses resulting from foreign currency transactions are included in operations for the period.

Comprehensive Income or loss

The Company applies the provisions of ASC 220, “Comprehensive Income.” Unrealized gains and losses from foreign exchange translation are reported in the accompanying consolidated statements of operations and comprehensive loss.

F-9

Earnings or loss per share

The Company accounts for earnings or loss per share pursuant to ASC 260, Earnings per Share, which requires disclosure on the financial statements of "basic" and "diluted" earnings (loss) per share. Basic earnings (loss) per share are computed by dividing net income (loss) by the weighted average number of common shares outstanding for the year. Diluted earnings (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding plus potentially dilutive securities outstanding for each year. The computation of diluted earnings (loss) per share has not been presented as its effect would be anti-dilutive.

The Company excluded 20,000,000 options and 680,000, 1,105,000 and 3,172,184 warrants from the calculation for the years ended June 30, 2017, 2016, and 2015, respectively, as the exercise prices were in excess of the average closing price of the Company’s common stock. In addition, all conversion prices of convertible debt were in excess of the average closing price of the Company’s common stock, and excluded from the dilutive share calculation.

Concentration of Credit Risk

ASC 825, Financial Instruments, requires disclosure of any significant off-balance-sheet risk and credit risk concentration. The Company does not have significant off-balance-sheet risk or credit concentration.

The Company maintains its cash accounts in a commercial bank and in an institutional money-market fund account. The total cash balances held in a commercial bank are secured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000 per insured bank. At times, the Company has cash deposits in excess of federally insured limits. In addition, the Institutional Funds Account is insured through the Securities Investor Protection Corporation (“SIPC”) up to $500,000 per customer, including up to $250,000 for cash.

Development Stage Entity

In June 2014, the FASB issued ASU No. 2014-10, which eliminates the concept of a development stage entity, or DSE, in its entirety from GAAP. Under existing guidance, DSEs are required to report incremental information, including inception-to-date financial information, in their financial statements. A DSE is an entity devoting substantially all of its efforts to establishing a new business and for which either planned principal operations have not yet commenced or have commenced but there has been no significant revenues generated from that business. Entities classified as DSEs will no longer be subject to these incremental reporting requirements after adopting ASU No. 2014-10. ASU No. 2014-10 is effective for fiscal years beginning after December 15, 2014, with early adoption permitted. Retrospective application is required for the elimination of incremental DSE disclosures. Prior to the issuance of ASU No. 2014-10, the Company had met the definition of a DSE since its inception. The Company elected to adopt this ASU early, and therefore it has eliminated the incremental disclosures previously required of DSEs.

Recent accounting pronouncements

The FASB has issued ASU No. 2014-12, Compensation - Stock Compensation (Topic 718): Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period. This ASU requires that a performance target that affects vesting, and that could be achieved after the requisite service period, be treated as a performance condition. As such, the performance target should not be reflected in estimating the grant date fair value of the award. This update further clarifies that compensation cost should be recognized in the period in which it becomes probable that the performance target will be achieved and should represent the compensation cost attributable to the period(s) for which the requisite service has already been rendered. The amendments in this ASU are effective for annual periods and interim periods within those annual periods beginning after December 15, 2015. Earlier adoption is permitted. The Company has not yet determined the effect of the adoption of this standard and it is not expected to have a material impact on the Company's consolidated financial position and results of operations.

In August 2014, the FASB issued a new accounting standard which requires management to evaluate whether there is substantial doubt about an entity's ability to continue as a going concern for each annual and interim reporting period. If substantial doubt exists, additional disclosure is required. This new standard became effective for the Company for annual and interim periods beginning after December 15, 2016. Early adoption is permitted. The Company adopted this standard for the fiscal years ending June 30, 2014, 2015, 2016 and 2017.

F-10

In February 2015, the FASB issued ASU No. 2015-02, Consolidation (Topic 810): Amendments to the Consolidation Analysis, which is intended to improve targeted areas of consolidation guidance for legal entities such as limited partnerships, limited liability corporations, and securitization structures (collateralized debt obligations, collateralized loan obligations, and mortgage-backed security transactions). The ASU focuses on the consolidation evaluation for reporting organizations that are required to evaluate whether they should consolidate certain legal entities. In addition to reducing the number of consolidation models from four to two, the new standard simplifies the FASB Accounting Standards Codification and improves current U.S. GAAP by placing more emphasis on risk of loss when determining a controlling financial interest, reducing the frequency of the application of related-party guidance when determining a controlling financial interest in a variable interest entity ("VIE"), and changing consolidation conclusions for companies in several industries that typically make use of limited partnerships or VIEs. The ASU will be effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015. Early adoption is permitted, including adoption in an interim period. We do not expect the adoption of ASU 2015-02 to have a material effect on our financial position, results of operations or cash flows.

In April 2015, the FASB issued Accounting Standards Update ("ASU") No. 2015-03, Interest - Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs, which is intended to simplify presentation of debt issuance costs by requiring that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. The ASU does not affect the recognition and measurement guidance for debt issuance costs. For public companies, the ASU is effective for financial statements issued for fiscal years beginning after December 15, 2015, and interim periods within those fiscal years. Early application is permitted. This updated guidance is not expected to have a material impact on our results of operations, cash flows or financial condition.

In April 2015, the FASB issued Accounting Standards Update No. 2015-06, Earnings Per Share {Topic 260): Effects on Historical Earnings per Unit of Master Limited Partnership Dropdown Transactions, which specifies that, for purposes of calculating historical earnings per unit under the two-class method, the earnings (losses) of a transferred business before the date of a drop down transaction should be allocated entirely to the general partner. In that circumstance, the previously reported earnings per unit of the limited partners (which is typically the earnings per unit measure presented in the financial statements) would not change as a result of the dropdown transaction. Qualitative disclosures about how the rights to the earnings (losses) differ before and after the dropdown transaction occurs for purposes of computing earnings per unit under the two-class method also are required. The ASU is effective for fiscal years beginning after December 15, 2015, and interim periods within those fiscal years. Earlier application is permitted. This updated guidance is not expected to have a material impact on our results of operations, cash flows or financial condition.

In August 2015, the FASB issued ASU 2015-14, "Revenue From Contracts With Customers (Topic 606)". The amendments in this ASU defer the effective date of ASU 2014-09 "Revenue From Contracts With Customers (Topic 606)". Public business entities should apply the guidance in ASU 2014-09 to annual reporting periods beginning after December 15, 2017, including interim reporting periods within that reporting period. Earlier application is permitted only as of annual reporting periods beginning after December 15, 2016, including interim reporting periods within that reporting period. This guidance is not expected to have a material impact on our results of operations, cash flows, or financial condition.

In January 2016, the FASB issued Accounting Standards Update (ASU) 2016-01, which amends the guidance in U.S. GAAP on the classification and measurement of financial instruments. Changes to the current guidance primarily affect the accounting for equity investments, financial liabilities under the fair value option, and the presentation and disclosure requirements for financial instruments. In addition, the ASU clarifies guidance related to the valuation allowance assessment when recognizing deferred tax assets resulting from unrealized losses on available for-sale debt securities. The new standard is effective for fiscal years and interim periods beginning after December 15, 2017, and upon adoption, an entity should apply the amendments by means of a cumulative-effect adjustment to the balance sheet at the beginning of the first reporting period in which the guidance is effective. Early adoption is not permitted except for the provision to record fair value changes for financial liabilities under the fair value option resulting from instrument-specific credit risk in other comprehensive income. The Company is currently evaluating the impact of adopting this guidance.

In February 2016, the FASB issued Accounting Standards Update (ASU) 2016-02, which amends the guidance in U.S. GAAP on accounting for operating leases, and states that a lessee will be required to recognize assets and liabilities for operating leases with lease terms of more than 12 months on the balance sheet. The new standard is effective for fiscal years and interim periods beginning after December 15, 2018, and upon adoption, an entity should apply the amendments by means of a cumulative-effect adjustment to the balance sheet at the beginning of the first reporting period in which the guidance is effective. Early adoption is not permitted. We are currently evaluating the effect ASU 2016-02 will have on our consolidated financial statements.

In March 2016, the FASB issued an Accounting Standards Update (ASU) "ASU 2016-09 Improvements to Employee Share-Based Payment Accounting" which is intended to improve the accounting for employee share-based payments. The ASU simplifies several aspects of the accounting for share-based payment award transactions, including the income tax consequences, classification of awards as either equity or liabilities, and the classification on the statement of cash flows. The new standard is effective for fiscal years and interim periods beginning after December 15, 2016, and upon adoption, an entity should apply the amendments by means of a cumulative-effect adjustment to the balance sheet at the beginning of the first reporting period in which the guidance is effective. Early adoption is permitted. We are currently evaluating the effect ASU 2016-09 will have on our consolidated financial statements.

F-11

In April 2016, the FASB issued ASU 2016 — 10 "Revenue from Contract with Customers: identifying Performance Obligations and Licensing". The amendments in this Update clarify the two following aspects (a) contracts with customers to transfer goods and services in exchange for consideration and (b) determining whether an entity's promise to grant a license provides a customer with either a right to use the entity's intellectual property (which is satisfied at a point in time) or a right to access the entity's intellectual property (which is satisfied over time). The amendments in this Update are intended to reduce the degree of judgement necessary to comply with Topic 606. This guidance has no effective date as yet. This guidance is not expected to have a material impact on our results of operations, cash flows, or financial condition.

In August 2016, the FASB issued ASU 2016-15, "Classification of Certain Cash Receipts and Cash Payments." ASU 2016-15 is intended to reduce diversity in practice in how certain transactions are classified in the statement of cash flows. ASU 2016-15 is effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years, with early adoption permitted. We are currently evaluating the effect ASU 2016-15 will have on our consolidated statements of cash flows.

In May 2017, the FASB issued Accounting Standards Update No. ("ASU") 2017-09, Compensation - Stock Compensation, an amendment to Topic 718. The amendments in this Update provide guidance about which changes to the terms or conditions of a share-based payment award require an entity to apply modification accounting in Topic 718. 2. An entity should account for the effects of a modification unless all the following are met:

1.	The fair value (or calculated value or intrinsic value, if such an alternative measurement method is used) of the modified award is the same as the fair value (or calculated value or intrinsic value, if such an alternative measurement method is used) of the original award immediately before the original award is modified. If the modification does not affect any of the inputs to the valuation technique that the entity uses to value the award, the entity is not required to estimate the value immediately before and after the modification.

2.	The vesting conditions of the modified award are the same as the vesting conditions of the original award immediately before the original award is modified.

3.	The classification of the modified award as an equity instrument or a liability instrument is the same as the classification of the original award immediately before the original award is modified.

The current disclosure requirements in Topic 718 apply regardless of whether an entity is required to apply modification accounting under the amendments in this Update. The amendments in this Update are effective for all entities for annual periods beginning after December 15, 2017. Early adoption is permitted and should be applied prospectively to an award modified on or after the adoption date. The amendments proposed in this ASU are not expected to have a material impact on our consolidated financial statements.

The Company has reviewed all recently issued, but not yet effective, accounting pronouncements and does not expect the future adoption of any such pronouncements to have a significant impact on its results of operations, financial condition or cash flow.

The FASB has issued new standards for revenue recognition, ASU 2016-12, 2014-09 and 2015-14. These standards apply for fiscal years beginning after December 15, 2017. Management will assess the potential impact of the adoption of these standards to our financial statements at a later date.

Management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if adopted, would have a material effect on the accompanying consolidated financial statements.

3.	Fair Value Measurements

The Company adopted ASC 820, Fair Value Measurements and Disclosures. ASC 820 clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or a liability. As a basis for considering such assumptions, ASC 820 establishes a three-tier value hierarchy, which prioritizes the inputs used in the valuation methodologies in measuring fair value:

Level 1 - Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 - Other inputs that are directly or indirectly observable in the marketplace.

Level 3 - Unobservable inputs which are supported by little or no market activity.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Cash (Level 1), note receivables, due to stockholders, accounts payable, accrued liabilities, convertible promissory notes and loans payable (Level 2) are reflected in the balance sheets at carrying value, which approximates fair value due to the short-term nature of these instruments.

F-12

4.	License Agreement with Tarsin

In October 2012, the Company secured a license to market and license the world’s first regulatory compliant mobile platform for delivery of gaming content originally known as CAPSA, which met the standards of the Nevada Gaming Board, from Tarsin Inc. (“Tarsin”) through a licensing agreement. The licensing agreement provided the Company with an exclusive right to license the CAPSA software platform in selected geographical markets throughout Canada and Mexico, along with select customers within the United States (the “Tarsin License”). The CAPSA software platform was capable of providing digital media to a wide range of mobile handsets, and provided for the ability to securely transmit financial information to individual handset owners.

Tarsin filed a voluntary petition for bankruptcy protection in the U.S. Bankruptcy Court, Northern District of California and the Company was a creditor in this Case No. 13-53607. In resolving the bankruptcy case, NYG Holdings LLC (“NYG”) acquired the original intellectual property from Tarsin, which included the first generation CAPSA platform. Effective October 20, 2014, the Company entered into a multi-year license agreement for the CAPSA platform with NYG. The multi-year license agreement was for a five year term renewable annually thereafter. The Company was responsible to pay royalties fees of 10% of net revenues plus $100,000 annually. However, the first 18 months of the agreement were royalty free and the first three years of annual payments were waived. In the spring of 2015, the Company stopped development on the legacy CAPSA platform, as the CAPSA platform was eclipsed by rapid advances in open source software platforms that became commercially available in 2015. The Company never introduced its platform or any products into the market, never generated any revenue and never used the CAPSA platform in any commercial way. Recently, the Company made a decision to recast its business to take advantage of other opportunities that have arisen that do not utilize the CAPSA Platform. On August 31, 2017, the Company and NYG mutually agreed to terminate the license agreement and for the rights, licenses and obligations of each of the parties thereunder to terminate and cease effective December 31, 2016, the time at which NYG discontinued its business. Further, each party has mutually agreed to waive and release the other party from any breaches of the License Agreement by the other party that may have occurred during the term the License Agreement was in effect.

5.	Investment, at cost and Deferred Financing Costs

Not Applicable

6.	Equipment, Net

Not Applicable

7.	Accrued Expenses

The Company's accrued expenses are as follows:

	June 30, 2017	June 30, 2016	June 30, 2015
Salaries, wages and benefits - officers	$1,934,586	$1,368,610	$830,445
Salaries, wages, and benefits – non-officers	46,100	46,100	46,100
Payroll taxes and related penalties and interest	1,003,619	827,869	674,136
Professional services	864,100	693,050	549,000
Other	138,176	115,919	62,076

Total Accrued Expenses	$3,986,581	$3,051,548	$2,161,757

The Company has not remitted withholding taxes on Federal and state wages for certain periods. The Company is subject to taxes, penalties and interest if such wage reports are not properly filed in a timely manner. The Company has recorded such penalties and interest as indicated above.

F-13

8.	Loans Payable and Convertible Promissory Notes

Loans payable are as follows:

	June 30, 2017	June 30, 2016	June 30, 2015
Loans payable, bearing interest at rates ranging from 0% to 18% per annum with default interest rates up to 24% per annum. These loans are all unsecured, payable on demand and past due. Accrued interest at June 30, 2017, 2016 and 2015 totaled approximately $704,900, $604,000 and $523,600, respectively.	$1,563,602	$1,462,391	$1,405,332
Less current portion	(1,563,602)	(1,462,391)	(1,405,332)
Loans payable, non-current	$–	$–	$–

Convertible Promissory Notes are as follows:

	June 30, 2017	June 30, 2016	June 30, 2015
Convertible promissory notes assumed in accordance with an asset purchase agreement with Media Exchange Group in 2011 bearing interest at rates from 5% to 8% per annum. All the notes are convertible into shares of common stock at conversion rates ranging from $0.01 to $0.05, at fixed numbers of shares by agreement. Accrued interest at June 30, 2017, 2016 and 2015 totaled approximately $506,300, $443,500 and $380,700, respectively. These notes are all unsecured and in default.	$1,546,988	$1,484,156	$1,421,323

Convertible promissory notes bearing interest at rates from 5% to 18% per annum. All the notes are convertible into shares of common stock at conversion rates ranging from $0.008 to $0.05. Accrued interest at June 30, 2017, 2016 and 2015 totaled approximately $288,900, $241,400 and $195,100, respectively. These notes are all unsecured and in default.	801,078	753,568	709,358

Convertible promissory notes each bearing interest at a rate of 24% per annum, compounding monthly. All the notes but one are convertible into shares of common stock at a conversion rate of $0.02 per share. One note is convertible into two million shares of Preferred B stock. Accrued interest at June 30, 2017, 2016 and 2015 totaled approximately $2,045,173, $1,392,900 and $878,700, respectively. These notes are all unsecured and in default.	3,083,698	2,431,475	1,917,200

Convertible promissory notes each bearing interest at a rate of 24% per annum, compounding monthly. The notes are convertible into shares of common stock at a conversion rate of $0.02 per share. Accrued interest at June 30, 2017, 2016 and 2015 totaled approximately $2,381,500, $1,049,900 and $0, respectively. These notes were re-financed with the lender effective June 30, 2015 and bear the terms noted previously. All came due on June 29, 2016. As of June 30, 2017 and 2016, the notes were in default.	6,295,539	4,963,987	3,914,073

Convertible Promissory Notes	$11,727,303	$9,633,186	$7,961,954

F-14

Convertible Promissory Notes

During the year ended June 30, 2015, the Company issued convertible notes totaling approximately $215,000 to an existing shareholder in exchange for cash advances made to the Company.

On June 30, 2015 the Company exchanged promissory notes with an approximate principal balance of $2.2 million and accrued interest of approximately $1.7 million for new convertible notes. The new convertible notes carry an interest rate of 2% per month and came due on June 29, 2016. All these notes are currently in default.

The Company recognized interest expense of approximately $2,197,800, $1,778,500 and $1,550,000 during fiscal 2017, 2016 and 2015, respectively, in connection with all loans, convertible promissory notes, and financing costs.

9.	Related Party Transactions

The amounts due to stockholders include non-interest bearing, unsecured advances with no fixed terms of repayment and the note entered into May 30, 2012 as described below. Stockholders advanced the Company approximately $174,000, $139,000 and $1,330,000 during the years ended June 30, 2017, 2016 and 2015, respectively, exclusive of the convertible note below. As of June 30, 2017, 2016 and 2015 the net balance due to stockholders for advances amounted to approximately $2,662,000, $2,511,000 and $2,385,000, respectively, and is included in due to stockholders.

Included in Media Exchange Group convertible notes above, is approximately $172,000 in notes and accrued interest that are due to our Chief Operating Officer.

Included in accrued expenses are amounts due to a related party of $515,448, $311,448, and $156,448 for the years ended June 30, 2017, 2016 and 2015, respectively.

In August, 2015 the Company purchased an advertising trade credit from a related party. In conjunction with the purchase the Company issued 5 million shares of common stock and agreed to pay $125,000 in cash. The cash obligation is currently included in accounts payable.

10.	Commitments and Contingencies

Litigation

On or about March 17, 2017, the State of Nevada Department of Employment, Training & Rehabilitation, Employment Security Division obtained a judgment in the First Judicial District Court of the State of Nevada in and for Carson City against Bad Rabbit, Inc. in the amount of $64,674 together with interest thereon for delinquent payroll taxes, penalties and interest. Such amount remains unpaid and continues to accrue interest. The Company has accrued these liabilities.

On or about May 24, 2016, a judgment was entered in the Ontario Superior Court of Justice (Court File No. CV-15-522603) on behalf of Merchant MPowerTec Marketing Inc. (“MPower”) against Consorteum Inc., a Canadian corporation and a long inactive subsidiary of the Company, for the balance of a loan amounting to C$143,500 (US $110,000) owing to MPower along with payment of interest at a rate of 18% being C$145,638 to such date payable to MPower plus court costs of approximately $2,000. A personal guarantor has paid approximately US $60,000 of this judgment, while the balance remains unpaid by Consorteum Inc. and continues to accrue interest. The Company has tried unsuccessfully to settle this issue with MPowertec by issuance of a convertible note. The total liability as at June 30, 2017 is US $250,000, which has been accrued.

Employment Agreements

On September 1, 2012, the Company entered into an Executive Employment Agreement with each of Craig A. Fielding, our CEO and CFO, and Patrick Shuster, our COO and Secretary, through December 31, 2016. Although the management contracts expired December 31, 2016 both executives continue to serve at the direction of the Board of Directors in their current positions pursuant to the terms of their respective employment agreements that were in effect in 2016.

Below is a summary of the continuing obligations of Mr. Fielding’s agreement:

•	Base salary of $240,000
•	Reimbursed office expense of $5,000 per month;
•	Unspecified pension and compensation retirement plan; and
•	Incentive compensation amounting to 5 to 50% of base salary with revenue targets ranging from $0- $2,000,000 and in excess of $10,000,000. Additionally, Mr. Fielding is entitled to a cash compensation amounting to 2% of the purchase price in the event of a sale of the Company and 3% of capital raised.

F-15

Below is a summary of the continuing obligations of Mr. Shuster’s agreement:

•	Base salary of $240,000
•	Reimbursed office expense of $5,000 per month.
•	Unspecified pension and compensation retirement plan; and
•	Incentive compensation amounting to 5 to 50% of base salary with revenue targets ranging from $0- $2,000,000 and in excess of $10,000,000. Additionally, Mr. Shuster is entitled to a cash compensation amounting to 2% of the purchase price in the event of a sale of the Company and 3% of capital raised.

Other Matters

For the quarterly periods beginning with the quarterly period ended September 30, 2013 and ending with the quarterly period ended June 30, 2015, Bad Rabbit was unable to remit its portion of Federal Employment taxes due to the Company’s cash position. The fully accrued payroll tax liability, including penalties and interest to date, is approximately $585,000. This liability is fully accrued. Bad Rabbit ceased operations in 2015. The Company is currently in discussions with tax professionals to work out a settlement of all amounts including penalties and interest and a mutually acceptable installment payment plan with the IRS.

In October 2012, the Company secured a license to market and license the world’s first regulatory compliant mobile platform for delivery of gaming content originally known as CAPSA, which met the standards of the Nevada Gaming Board, from Tarsin Inc. (“Tarsin”) through a licensing agreement. The licensing agreement provided the Company with an exclusive right to license the CAPSA software platform in selected geographical markets throughout Canada and Mexico, along with select customers within the United States (the “Tarsin License”). The CAPSA software platform was capable of providing digital media to a wide range of mobile handsets, and provided for the ability to securely transmit financial information to individual handset owners.

Tarsin filed a voluntary petition for bankruptcy protection in the U.S. Bankruptcy Court, Northern District of California and the Company was a creditor in this Case No. 13-53607. In resolving the bankruptcy case, NYG Holdings LLC (“NYG”) acquired the original intellectual property from Tarsin, which included the first generation CAPSA platform. Effective October 20, 2014, the Company entered into a multi-year license agreement for the CAPSA platform with NYG. The multi-year license agreement was for a five year term renewable annually thereafter. The Company was responsible to pay royalties fees of 10% of net revenues plus $100,000 annually. However, the first 18 months of the agreement were royalty free and the first three years of annual payments were waived. In the spring of 2015, the Company stopped development on the legacy CAPSA platform, as the CAPSA platform was eclipsed by rapid advances in open source software platforms that became commercially available in 2015. The Company never introduced its platform or any products into the market, never generated any revenue and never used the CAPSA platform in any commercial way. Recently, the Company made a decision to recast its business to take advantage of other opportunities that have arisen that do not utilize the CAPSA Platform. On August 31, 2017, the Company and NYG mutually agreed to terminate the license agreement and for the rights, licenses and obligations of each of the parties thereunder to terminate and cease effective December 31, 2016, the time at which NYG discontinued its business. Further, each party has mutually agreed to waive and release the other party from any breaches of the License Agreement by the other party that may have occurred during the term the License Agreement was in effect.

The Company’s corporate headquarters are located at 1870 The Exchange, Suite 100, Atlanta, Georgia 30339-2021. These premises consist of approximately 600 square feet in a multi-tenant building leased by the Company from an unaffiliated third party pursuant to a month-to-month lease with the option to convert to a longer term at the Company’s sole option. Current monthly rent under this lease is approximately $2,500.

In addition, the Company has a virtual office space in the London Bridge News Building located at 3 London Bridge Street, London SE19SG England These premises consist of approximately 100 square feet in a multi-tenant building leased by the Company from an unaffiliated third party pursuant to a month-to-month lease with the option to convert to a longer term at the Company’s sole option. Current monthly rent under this lease is approximately $200.

F-16

11.	Stockholders’ Deficit

As of June 30, 2017, the Company was authorized to issue 500,000,000 shares of common stock and 100,000,000 shares of preferred stock. At such time, assuming all of the rights and obligations to issue approximately 556,000,000 shares of common stock under convertible notes, warrants and stock options became due as of June 30, 2017, the Company would not have sufficient authorized common shares to fulfill such obligations. On October 11, 2017, the Company increased the authorized shares of common stock to 2 billion.

Preferred Stock

As of June 30, 2017, the Company has 100,000,000 preferred shares authorized, having a par value of $.001 per share.

Of the preferred shares authorized, 5,000,000 have been designated as Series A preferred shares, 15,000,000 have been designated as Series B preferred shares, and 40,000,000 have been designated as Series C preferred shares. The rights and privileges of the Series A shares consist of super voting rights at 200 votes per share held, conversion rights on a one-to-one basis with common stock, and liquidation preference as described below. The rights and privileges of the Series B shares consist of voting rights equal to one vote per share held, conversion rights equal to Series A and liquidation preference as described below. The Series C shares are entitled to one vote per share held, will pay no dividend, are each convertible into four (4) shares of common stock, and have a liquidation preference junior to the Series A and B Preferred Stock. No Series C shares had been issued as of June 30, 2017.

Upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of any common stock or Series B and Series C preferred stock liquidation preference, the holders of the Series A preferred stock shall be entitled to be paid out of the assets of the Company an amount per share of Series A Preferred Stock equal to the product of (i) the original amount paid by the holder thereof for each share of Series A Preferred Stock owned by such holder as of the effective date of such liquidation, multiplied by (ii) the number of shares of Series A Preferred Stock owned of record by such holder as of the liquidation date (as adjusted for any combinations, splits, recapitalization and the like with respect to such shares). Series B preferred stock is next in liquidation preference after the Series A preferred stock, and is computed consistently with the formula above for the Series A preferred stock. Series C preferred stock is next in liquidation preference after the Series B preferred stock, and is computed consistently with the formula above for the Series B preferred stock.

During fiscal 2017, the Company issued 2,000,000 shares of Series B Preferred Stock to its primary convertible noteholder.

Common Stock

The Company recently increased its authorized number of shares of common stock available for future issuance in order to have shares available for a variety of corporate purposes including the conversion to common stock of outstanding convertible notes. The Company’s Articles of Incorporation previously authorized it to issue up to 500,000,000 shares of common stock, par value $.001 per share. The Company does not propose to increase our authorized preferred stock, which will remain unchanged. In October 2017, the Company increased the authorized shares of its common stock to 2 billion.

During fiscal 2016, the Company issued the following shares of common stock:

•	5,000,000 shares of common stock in connection with an asset purchase agreement issued to a related party for the purchase of advertising trade credit.

F-17

Warrants

There were no warrants issued to purchase common stock during the years ended June 30, 2017, 2016 and 2015.

A summary of the status of the warrants for the years ended June 30, 2017, 2016 and 2015 is as follows:

	Warrants	Weighted Average Exercise Price	Weighted Average Contractual Term (years)
Outstanding June 30, 2014	3,172,184	$0.018	2.1
Granted	–	–
Exercised	–	–
Forfeited	–	–
Outstanding June 30, 2015	3,172,184	$0.018	1.1
Granted	–	–
Exercised	–	–
Forfeited	(2,067,184)	0.015
Outstanding June 30, 2016	1,105,000	$0.025	0.7
Granted	–	–
Exercised	–	–
Forfeited	(425,000)	–
Outstanding June 30, 2017	680,000	$0.025	0.1

Options

On September 21, 2012, the Company granted 20,000,000 stock options to directors and officers of the Company, pursuant to the stock option plan established by the Company. One fourth of the options vested immediately, with one quarter vesting on each anniversary thereafter. The options are exercisable at $0.007 per share and have a ten-year contractual life. The grant date fair value of these options was determined to be $140,000 at the date of grant using the Black-Scholes option pricing model. Stock option expense related to these options was approximately $7,292 for the year ended June 30, 2015. There was no remaining unrecognized expense associated with the issuance of stock options for the years ended June 30, 2017 and 2016.

Stock option activity for the years ended June 30, 2017, 2016 and 2015 is summarized as follows:

	Options	Weighted Average Exercise Price	Weighted Average Contractual Term (years)	Aggregate Intrinsic Value
Outstanding June 30, 2014	20,000,000	$0.02	7.0	$–
Granted	–	–
Exercised	–	–
Expired	–	–
Outstanding June 30, 2015	20,000,000	$0.02	6.0	$–
Granted	–	–
Exercised	–	–
Expired	–	–
Outstanding June 30, 2016	20,000,000	$0.02	5.0	$–
Granted	–	–
Exercised	–	–
Expired	–	–
Outstanding June 30, 2017	20,000,000	$0.02	4.0	$–
Exercisable and vested at June 30, 2017	20,000,000	$0.02	4.0	$–

F-18

12.	Income Tax

The Company's income taxes are as follows:

	June 30,	June 30,	June 30,
	2017	2016	2015
Expected income tax benefit at the combined statutory rate of 35%	$1,284,900	$1,178,000	$1,574,100
Non-deductible stock compensation and other	–	–	(6,470)
U.S. effective rate in excess of Canadian tax rate	(56,000)	(56,700)	(65,520)
Valuation allowance	(1,228,900)	(1,121,300)	(1,502,110)
Benefit from income taxes	$–	$–	$–

The components of deferred tax assets are as follows:

	June 30, 2017	June 30, 2016	June 30, 2015
Net operating loss carry forwards	$4,548,800	$3,432,000	$2,424,000
Accounts payable and accrued liabilities	–	–	–
Valuation allowance	(4,548,800)	(3,432,000)	(2,424,000)
Net	$–	$–	$–

The components of net loss for fiscal 2017, 2016 and 2015 before income tax consisted of the following:

	Year Ended June 30,
$ Description	2017	2016	2015
U.S. Operations	$(2,863,675)	$(2,584,353)	$(3,532,590)
Canadian Operations	(430,814)	(436,221)	(503,997)
Total net loss	$(3,294,489)	$(3,020,574)	$(4,036,587)

The Company has net operating loss carry forwards available to be applied against future years' taxable income. Due to the losses from operations and expected future operating results, it is more likely than not that the deferred tax asset resulting from the tax losses available for carry forward will not be realized through the reduction of future income tax payments. Accordingly, a 100% valuation allowance has been recorded for deferred tax assets and current income taxes.

As of June 30, 2017, the Company had approximately $13,051,000 of Federal, provincial and state net operating loss (“NOL”) carry forwards available to offset future years’ taxable income. Such carry forwards expire between 2030 and 2036. Due to a change in ownership as defined under Section 382 of the Internal Revenue Code due to share issuances exceeding 50%, these net operating losses will likely be limited to a nominal amount, annually. During the year ended June 30, 2017, the Company excluded NOLs prior to fiscal 2012 from its deferred tax assets. The Canadian NOL are calculated using the Canadian tax rate of 26% compared to the U.S. tax rate of 35%.

F-19

The Company has not filed its United States Federal and State tax returns for the years ranging from June 30, 2011 - 2017. Management intends to comply with the requirements to file the tax returns upon raising capital. Failure to file the tax returns could result in penalties assessed against the Company. The Company has identified the United States as its "major" tax jurisdiction.  The United States Federal return years 2008 through 2011 are still subject to tax examination by the United States Internal Revenue Service; however, we do not currently have any ongoing tax examinations.

13.	Subsequent Events

From July 1, 2017 through November 3, 2017 the Company raised funding in the amount of approximately $240,000 attributable to advances from an existing noteholder.

On August 12, 2017, the Company issued 2,000,000 shares of Series B preferred stock to a convertible noteholder.

On September 1, 2017, the Board of Directors approved actions to increase the Company’s authorized common stock from 500 million to 2 billion shares. In conjunction therewith, the Company filed a Form 14C with the Securities and Exchange Commission and a Notice and Information Statement to stockholders was mailed to all stockholders on September 19, 2017. The charter amendment was effective October 11, 2017.

F-20

14.	Quarterly Financial Information (Unaudited)

Basis of Presentation

The unaudited consolidated financial statements included herein have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, these consolidated financial statements do not include all of the disclosures required by generally accepted accounting principles it the United States of America for complete financial statements. These unaudited consolidated interim financial statements should be read in conjunction with the consolidated financial statements in our Annual Report on Form 10-K for the years ended June 30, 2017, 2016 and 2015. In the opinion of management, the unaudited interim consolidated financial statements furnished herein include adjustments, all of which are of a normal recurring nature necessary for a fair statement of the results for all the interim periods presented. Operating results for the interim periods are not necessarily indicative of the results that may be expected for a full fiscal year.

Consorteum Holdings Inc. & Subsidiaries

Consolidated Balance Sheets

(Unaudited)

	March 31, 2017	December 31, 2016	September 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015
Assets:
Cash	$21	$278	$544	$280	$393	$369
Current assets	21	278	544	280	393	369

Total assets	$21	$278	$544	$280	$393	$369

Liabilities and Shareholders' Deficit
Accounts payable	$999,048	$988,791	$993,698	$980,108	$950,842	$954,539
Accrued expenses	1,021,411	969,015	918,185	790,633	722,343	688,322
Accrued expenses - officers	1,768,945	1,621,150	1,501,820	1,228,656	1,045,887	927,177
Accrued expenses - payroll taxes and related penalties and interest	942,151	910,203	882,545	772,177	709,366	690,104
Loans payable, in default and accrued interest	1,512,476	1,479,159	1,478,103	1,439,160	1,354,752	1,359,807
Convertible promissory notes, in default and accrued interest	11,156,871	10,619,063	10,112,812	9,179,229	8,745,375	8,341,171
Due to stockholders	2,624,882	2,601,574	2,548,204	2,474,956	2,436,644	2,388,541
Current liabilities	20,025,784	19,188,955	18,435,367	16,864,919	15,965,209	15,349,662

Total liabilities	20,025,784	19,188,955	18,435,367	16,864,919	15,965,209	15,349,662

Stockholders' Deficit:
Preferred stock, $0.001 par value, 100,000,000 shares authorized
Preferred stock A, $0.001 par value, 5,000,000 shares designated: 5,000,000 issued and outstanding as of June 30, 2017, 2016 and 2015, respectively	5,000	5,000	5,000	5,000	5,000	5,000
Preferred stock B, $0.001 par value, 15,000,000 shares designated: 6,000,000 issued and outstanding as of June 30, 2017, and 4,000,000 issued and outstanding as of June 30, 2016 and 2015, respectively	4,000	4,000	4,000	4,000	4,000	4,000
Preferred stock C, $0.001 par value, 40,000,000 shares designated: zero issued and outstanding as of June 30, 2017, 2016 and 2015, respectively	–	–	–	–	–	–
Common stock; $.001 par value; 500,000,000 shares authorized; 471,150,864 issued and outstanding as of June 30, 2017 and 2016, respectively, and 466,150,864 issued and outstanding as of June 30, 2015	471,150	471,150	471,151	471,151	471,151	471,151
Additional paid-in capital	6,370,063	6,370,063	6,370,063	6,370,063	6,370,063	6,370,063
Accumulated other comprehensive loss	326,605	347,571	285,000	245,151	406,617	328,192
Accumulated deficit	(27,202,581)	(26,386,461)	(25,570,036)	(23,960,003)	(23,221,646)	(22,527,698)
Total shareholders' deficit	(20,025,763)	(19,188,677)	(18,434,823)	(16,864,639)	(15,964,816)	(15,349,293)
Total liabilities and shareholders' deficit	$21	$278	$544	$280	$393	$369

F-21

Consorteum Holdings Inc. & Subsidiaries

Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

	Three Months ended March 31,	Nine Months ended March 31,	Three Months ended December 31,	Six Months ended December 31,	Three Months ended September 30,
	2017	2017	2016	2016	2016

Operating expenses:
Selling, general and administrative	252,971	845,559	283,721	592,587	308,866
Total operating expenses	252,971	845,559	283,721	592,587	308,866

Operating loss	(252,971)	(845,559)	(283,721)	(592,587)	(308,866)

Other expense
Interest expense	(563,148)	(1,602,310)	(532,704)	(1,039,161)	(506,457)

Net loss	(816,120)	(2,447,869)	(816,425)	(1,631,749)	(815,324)

Foreign currency translation adjustment	(20,966)	67,692	62,571	88,658	26,087

Comprehensive loss	$(837,086)	$(2,380,177)	$(753,854)	$(1,543,091)	$(789,237)

Basic and diluted loss per common share	$(0.00)	$(0.01)	$(0.00)	$(0.00)	$(0.00)

Basic and diluted weighted average common shares outstanding	471,150,864	471,150,864	471,150,864	471,150,864	471,150,864

F-22

Consorteum Holdings Inc. & Subsidiaries

Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

	Three Months ended March 31,	Nine Months ended March 31,	Three Months ended December 31,	Six Months ended December 31,	Three Months ended September 30,
	2016	2016	2015	2015	2015

Operating expenses:
Selling, general and administrative	284,133	929,048	261,848	644,915	383,067
Impairment of investment	–	–	–	–	–
Impairment of intangible assets	–	–	–	–	–
Null	–	–	–	–	–
Total operating expenses	284,133	929,048	261,848	644,915	383,067

Operating loss	(284,133)	(929,048)	(261,848)	(644,915)	(383,067)

Other income and (expense)
Interest expense	(454,224)	(1,296,817)	(432,099)	(842,592)	(410,493)

Net loss	(738,357)	(2,225,865)	(693,947)	(1,487,508)	(793,560)

Foreign currency translation adjustment	(161,466)	94,956	78,425	256,422	177,997

Comprehensive loss	$(899,823)	$(2,130,909)	$(615,522)	$(1,231,086)	$(615,563)

Basic and diluted loss per common share	$(0.00)	$(0.00)	$(0.00)	$(0.00)	$(0.00)

Basic and diluted weighted average common shares outstanding	471,150,864	470,514,500	471,150,864	470,199,777	469,248,690

F-23

Consorteum Holdings Inc. & Subsidiaries

Consolidated Statements of Cash Flows

(Unaudited)

	Nine Months ended March 31,	Six Months ended December 31,	Three Months ended September 30,	Nine Months ended March 31,	Six Months ended December 31,	Three Months ended September 30,
	2017	2016	2016	2016	2015	2015

Cash flows from operating activities:
Net loss	$(2,447,869)	$(1,631,749)	$(815,324)	$(2,225,865)	$(1,487,508)	$(793,560)
Adjustments to reconcile net loss to net cash used in operating activities:
Changes in operating assets and liabilities:
Impairment expense	–	–	–	146,000	146,000	146,000
Accounts payable	16,854	9,094	7,315	24,747	13,536	8,432
Accrued expenses	708,528	484,108	261,582	661,467	410,995	209,580
Accrued interest	1,601,235	1,038,471	506,001	1,295,697	841,846	410,216
Net cash used in operating activities	(121,251)	(100,076)	(40,426)	(97,954)	(75,131)	(19,332)

Cash flows used in investing activities:
Net cash used in investing activities	–	–	–	–	–	–

Cash flows from financing activities:
Proceeds from stockholders' advances	135,394	114,176	50,225	101,939	44,851	19,040
Repayment of stockholders' advances	(15,602)	(14,803)	(10,360)	(2,622)	28,202	–
Net cash provided by financing activities	119,792	99,373	39,865	99,317	73,053	19,040

Effect of exchange rate on cash	261	(237)	(114)	(2,281)	1,273	(537)
Net increase (decrease) in cash	(1,198)	(940)	(675)	(918)	(805)	(829)
Cash, beginning of period	1,219	1,219	1,219	1,198	1,198	1,198
Cash, end of period	$21	$278	$544	$280	$393	$369

Supplemental disclosures of cash flow information:
Cash paid for interest	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–

Non-cash investing and financing activities:
Shares and debt issued for purchase of prepaid advertising				$146,000	$146,000	$146,000

F-24

CONSORTEUM HOLDINGS, INC. & SUBSIDIARIES

Condensed Consolidated Balance Sheets

	September 30, 2017	June 30, 2017
	(unaudited)	*
ASSETS

CURRENT ASSETS:
Cash	$11,729	$1,915
Other current asset	2,500	–
Total Current assets	14,229	1,915

TOTAL ASSETS	$14,229	$1,915

LIABILITIES AND STOCKHOLDERS’ DEFICIT

CURRENT LIABILITIES
Accounts payable	$1,081,195	$1,011,745
Accrued liabilities	1,133,680	1,076,376
Accrued expenses - officers	2,091,513	1,934,586
Accrued expenses - payroll taxes and related penalties and interest	1,006,695	975,619
Loans payable, in default and accrued interest	1,631,921	1,563,602
Convertible promissory notes, in default and accrued interest	12,535,800	11,727,303
Due to stockholders	2,661,721	2,662,479
Total current liabilities	22,142,525	20,951,710

Commitments and Contingencies

STOCKHOLDER’ DEFICIT:
Preferred stock, $0.001 par value, 100,000,000 shares authorized
Preferred stock Series A, $0.001 par value, 5,000,000 shares designated: 5,000,000 shares issued and outstanding as of September 30, 2017 and June 30, 2017, respectively	5,000	5,000
Preferred stock Series B, $0.001 par value, 15,000,000 shares designated: 8,000,000 and 6,000,000 shares issued and outstanding as September 30, 2017 and June 30, 2017, respectively	8,000	6,000
Preferred stock Series C, $0.001 par value, 40,000,000 shares designated: zero shares issued and outstanding as of September 30, 2017 and June 30, 2017, respectively	–	–
Common stock, $0.001 par value, 2,000,000,000 shares authorized: 471,150,864 shares issued and outstanding as of September 30, 2017 and June 30, 2017, respectively (see Footnote 6)	471,151	471,151

Additional paid-in capital	6,369,663	6,369,863
Accumulated other comprehensive income	122,142	247,392
Accumulated deficit	(29,104,252)	(28,049,201)
Total stockholders' deficit	(22,128,296)	(20,949,795)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$14,229	$1,915

See notes to condensed consolidated financial statements.

* Derived from audited information

F-25

CONSORTEUM HOLDINGS, INC. & SUBSIDIARIES

Condensed Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

	For the Three months ended September 30,
	2017	2016
REVENUES	$–	$–

OPERATING EXPENSES:
Selling, general and administration expenses	419,182	308,866
Total operating expenses	419,182	308,866

OPERATING LOSS	(419,182)	(308,866)

OTHER EXPENSES

Interest expense	(635,869)	(506,457)

Total other expense	(635,869)	(506,457)

LOSS BEFORE INCOME TAXES	(1,055,051)	(815,324)
Provision for income taxes	–	–

NET LOSS	(1,055,051)	(815,324)

Foreign currency translation adjustment	(125,250)	26,087

COMPREHENSIVE LOSS	$(1,180,301)	$(789,237)

Basic and diluted loss per common share	$(0.00)	$(0.00)

Basic and diluted weighted average common shares outstanding	471,150,864	471,150,864

See notes to condensed consolidated financial statements.

F-26

CONSORTEUM HOLDINGS, INC. & SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	For the Three Months Ended September 30,
	2017	2016
OPERATING ACTIVITIES:
Net loss	$(1,055,051)	$(815,324)
Adjustments to reconcile net loss to net cash used in operating activities:
Non-cash interest expense	1,800	–

Changes in operating assets and liabilities:
Prepaid expenses	(2,500)	–
Accounts payable	58,202	7,315
Accrued expenses	191,653	261,582
Accrued interest	633,846	506,001
Net cash used in operating activities	(172,050)	(40,426)

INVESTING ACTIVITIES:
Net cash used in investing activities	–	–

FINANCING ACTIVITIES:
Proceeds from loans	198,000	–
Proceeds from stockholders' advances	240	50,225
Repayment of stockholders' advances	(15,962)	(10,360)
Net cash provided by financing activities	182,278	39,865

Effect of exchange rate on cash	(414)	(114)

Net (decrease) increase in cash and cash equivalents	9,814	(675)
CASH AND CASH EQUIVALENTS, beginning of period	1,915	1,219

CASH AND CASH EQUIVALENTS, end of period	$11,729	$544

Supplemental disclosures of cash flow information:
Cash paid for interest	$–	$–
Cash paid for income taxes	$–	$–

See notes to condensed consolidated financial statements.

F-27

CONSORTEUM HOLDINGS, INC. & SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements

September 30, 2017

1.	Nature of Operation and Going Concern

Nature of Operations

Consorteum Holdings, Inc. (“Holdings” or the “Company”), formerly known as Implex Corporation, was incorporated in the State of Nevada on November 7, 2005. Holdings was incorporated as a transaction management company focusing on transaction processing solutions and products for the payment processing and financial transaction markets. Holdings has since transformed itself into a software development company and mobile publishing company focused on the development and delivery of digital content to mobile devices, including, delivery of mobile content, mobile payments solutions and products through a mix of on-deck partnerships, license agreements, and joint venture arrangements.

Holdings has spent the last several years developing relationships that will enable us to participate in the emerging market of mobile gaming and FinTech. Through the efforts of our development team, and utilizing open source software, we have the capability to deliver rich mobile content to end users who will use their smart phones in radically new ways. Our Universal Mobile Interface (“UMI”)™ has the capability to open up opportunities in multiple business verticals, such as providing solutions in FinTech, data analytics, secure payment processing, compliancy lead transaction management and various digital social event sectors.

Today’s current mobile application and transaction solutions are limited - whether it be in how users can interact, or the number of devices it can actually support. As companies look to mobile strategies, the picture gets extremely cloudy in how to develop a rich mobile offering that can resonate within the mass market. Our UMI is able to take the “how” out of planning and execution, encompassing all the components that allow for a rich mobile experience to be delivered to a handset.

FinTech describes an emerging financial sector in the 21st century. The term “financial technology” can apply to any innovation in how people transact business. Since the Internet revolution and the mobile Internet revolution, however, financial technology has grown explosively, and FinTech, which originally referred to computer technology applied to the back office of banks or trading firms, now describes a broad variety of technological interventions into personal and commercial transactions.

Holdings has yet to produce any revenue. For the three month periods ended September 30, 2017 and 2016, respectively, the Company had total operating expenses of $419,182 and $308,866, and experienced a net loss of $(1,055,051) and $(815,324), respectively. As of September 30, 2017, the Company had an accumulated deficit of $(29,104,252) and total liabilities of $22,142,525, including loans payable of $1,631,921 which includes accrued interest of $848,246 and convertible promissory loans of $12,535,800 which includes accrued interest of $5,898,071.

During 2014 and 2015, the Company experienced operational downsizing due to capital constraints but maintained the core management team. The Company faced severe capital constraints and was unable to access additional capital to continue operations beyond June 2015 and, as a result, the Company (i) laid off its development team and ceased paying managers and advisors, (ii) suspended rent and related payments for its facilities, (iii) was unable to satisfy significant payables due to third parties, including its independent auditors, for work performed for the Company and to retain the necessary advisors to prepare and complete the financial reports required by the Exchange Act and the rules and regulations of the SEC. The Company has engaged in virtually no business activities since June 2015.

In 2015, all software development operational efforts to date were transferred to 359 Mobile Inc. (“359”), a wholly owned subsidiary, to enable 359 at a future date to develop and deploy end-to-end solutions for both cloud and hosted based offerings in the mobile gaming, FinTech and data analytics markets and associated verticals. As noted above, the Company has recently created a new and unique platform, which it intends to market as the Universal Mobile Interface™. At the heart is the capability to support fully regulatory regionally compliant financial and social transactions via Web and Mobile. This key differentiator enables us to approach many different markets that are in the business of providing mobile connectivity, secure transactional processing and social connectivity. 359 will provide solutions developed based on the Company’s history and experience in payment processing, secure transactions management and end-to-end mobile vertical market offerings. The UMI platform will initially be introduced into the market utilizing branded partnership relationships in the FinTech, data analytics, secure payment processing, compliancy lead transaction management, and digital social events sectors. The first deployment of the UMI will be in mobile gaming in the UK in 2018. Concurrent with that effort, the Company will continue to evaluate the feasibility of additional territory deployments based upon market analysis and regulatory issues. Additionally, the Company will evaluate opportunities to market its current technologies in other industries. Going forward we expect our revenues to be derived from transactions processed using our UMI software platform technology in various countries outside the US starting with the United Kingdom as we explore other international distribution opportunities. We will also explore any US opportunities that are feasible.

F-28

Going Concern and Management Plan

The Company's condensed consolidated financial statements are presented on a going concern basis, which contemplates the realization of assets and discharge of liabilities in the normal course of business. The Company has suffered losses from operations. As of September 30, 2017, the Company had a working capital deficit (current liabilities in excess of current assets) of approximately $22.1 million. The Company's working capital deficit and recent losses raise substantial doubt as to its ability to continue as a going concern.

The Company secured working capital of approximately $198,000 during the three months ended September 30, 2017. Subsequent to such date, the Company has raised additional capital totaling approximately $55,000. Such proceeds were used for working capital of the business. The Company requires additional equity or debt financing to meet its obligations as they become due. In the event that such financing is not secured, the Company will not be able to satisfy its liabilities. The Company is attempting to restructure some of its debt and secure capital through private placements of our equity securities, an equity line of credit or a rights offering to satisfy its existing obligations and provide for sufficient working capital to meet the Company’s future obligations but there are no guarantees that the Company will be able to do any of these things.

The accompanying condensed consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the inability of the Company to continue as a going concern.

2.	Summary of Significant Accounting Policies

The accounting policies of the Company are in accordance with accounting principles generally accepted in the United States of America, and their basis of application is consistent with that of the previous year. Set forth below are the Company's significant accounting policies:

Basis of Presentation

The foregoing unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, these condensed consolidated financial statements do not include all of the disclosures required by generally accepted accounting principles in the United States of America for complete financial statements. These unaudited condensed consolidated interim financial statements should be read in conjunction with the consolidated financial statements in our Annual Report on Form 10-K for the year ended June 30, 2017. In the opinion of management, the unaudited interim condensed consolidated financial statements furnished herein include adjustments, all of which are of a normal recurring nature, necessary for a fair statement of the results for all the interim periods presented. Operating results for the three-month period ended September 30, 2017 are not necessarily indicative of the results that may be expected for the year ending June 30, 2018.

Principles of Consolidation

The consolidated financial statements include the accounts of Consorteum Holdings, Inc., Consorteum Inc., Bad Rabbit, Inc., 359 Mobile Inc. and ThreeFiftyNine, Inc.. All significant intercompany balances and transactions are eliminated on consolidation.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Significant areas requiring the use of estimates relate to the estimated utilization of future income tax assets, potential penalties on certain wages, and the valuation of stock-based compensation. These estimates are based on management's best knowledge of current events and actions the Company may undertake in the future. Actual results will ultimately differ from those estimates.

F-29

Cash and cash equivalents

Cash and cash equivalents include cash on hand and on deposit at banking institutions as well as all highly liquid short-term investments with original maturities of 90 days or less.

Reclassifications

Certain amounts in the prior period financial statements have been reclassified to conform to the current period presentation. These reclassifications had no effect on reported consolidated net income (loss).

Earnings or loss per common share

The Company accounts for earnings or loss per share pursuant to ASC 260, "Earnings per Share," which requires disclosure on the financial statements of "basic" and "diluted" earnings (loss) per share. Basic earnings (loss) per share are computed by dividing net income (loss) by the weighted average number of common shares outstanding for the year. Diluted earnings (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding plus potentially dilutive securities outstanding for each year. The computation of diluted earnings (loss) per share has not been presented as its effect would be anti-dilutive.

The Company excluded 20,000,000 options, 680,000 warrants and 598,187,328 potentially issuable shares from convertible debt from the calculation for the three months ended September 30, 2017. All 680,000 warrants expired in July 2017.

3.	Accrued Expenses

The Company's accrued expenses are as follows:

	September 30, 2017	June 30, 2017
Salaries, wages and benefits –officers	$2,091,513	$1,934,586
Salaries, wages, and benefits – non-officers	46,100	46,100
Payroll taxes and related penalties and interest	1,006,695	1,003,619
Professional services	943,131	864,100
Other	144,449	138,176

Total Accrued Expenses	$4,231,888	$3,986,581

The Company has been delinquent in reporting and remitting wages paid subject to withholding of Federal and state income taxes. The Company is subject to penalties and interest if such taxes are not properly reported and remitted in a timely manner. The Company has estimated such penalties and interest as indicated above.

4.	Loans Payable and Convertible Promissory Notes

Loans payable are as follows:

	September 30,	June 30,
	2017	2017

Loans payable, bearing interest at rates between 0% and 18% per annum with default interest up to 24% per annum. Interest payable monthly. These loans are past due, unsecured and payable on demand. Accrued interest of $752,140 and $704,900 at September 30, 2017 and June 30, 2017, respectively.	$1,631,921	$1,563,602
Less: Current portion	(1,631,921)	(1,563,602)
Loans payable, non-current	$–	$–

F-30

Convertible Promissory Notes are as follows:

	September 30,	June 30,
	2017	2017
Convertible promissory notes assumed in accordance with asset purchase agreement with Media Exchange Group bearing interest between 5% to 8% per annum, convertible into shares of common stock at a rate ranging from $0.01 to $0.05. Accrued interest at September 30, 2017 and June 30, 2017 of $522,000 and $506,300, respectively. These notes are all unsecured and in default.	$1,562,642	$1,546,988

Convertible promissory notes bearing interest between 5% and 18% per annum. All the notes are convertible into shares of common stock at conversion rates ranging from $0.008 to $0.05. Accrued interest of $302,400 and $288,900 at September 30, 2017 and June 30, 2017, respectively. These notes are all unsecured and in default.	816,203	801,078

Convertible promissory notes each bearing interest at a rate of 24% per annum, compounding monthly. All the notes but one are convertible into shares of common stock at a conversion rate of $0.02 per share. One note is convertible into two million shares of Series B Preferred stock. Accrued interest of $2,239,500 and $2,045,173 at September 30, 2017 and June 30, 2017, respectively. These notes are all unsecured and in default.	3,476,024	3,083,698

Convertible promissory notes each bearing interest at a rate of 24% per annum, compounding monthly. The notes are convertible into shares of common stock at a conversion rate of $0.02 per share. Accrued interest of $2,766,805 and $2,381,500 at September 30, 2017 and June 30, 2017, respectively. These notes were refinanced with the lender effective June 30, 2015 and bear the terms noted previously. All came due on June 29, 2016. As of June 30, 2016, the notes were in default.	6,680,931	6,295,539

Convertible promissory notes	$12,535,800	$11,727,303

The Company recognized interest expense of approximately $636,000 and $506,000 during the three months ended September 30, 2017 and 2016, respectively, in connection with all loans, convertible promissory notes, and financing costs.

5.	Related Party Transactions

The amounts due to stockholders include non-interest bearing, unsecured advances with no fixed terms of repayment. Stockholders advanced the Company approximately $240 and $50,200 during the three months ended September 30, 2017 and 2016, and were repaid approximately $16,000 and $10,400 during the same time periods, respectively. As of September 30, 2017, the net balance due to stockholders for advances amounted to approximately $2.66 million and is included in due to stockholders.

6.	Stockholders’ Deficit

Preferred Stock

As of September 30, 2017, the Company has 100,000,000 preferred shares authorized, having a par value of $.001 per share.

Of the preferred shares authorized, 5,000,000 have been designated as Series A preferred shares, 15,000,000 have been designated as Series B preferred shares, and 40,000,000 have been designated as Series C preferred shares. The rights and privileges of the Series A shares consist of super voting rights at 200 votes per share held, conversion rights on a one-to-one basis with common stock, and a liquidation preference as described below. The rights and privileges of the Series B shares consist of voting rights equal to one vote per share held, conversion rights equal to Series A and a liquidation preference as described below. The Series C shares are entitled to one vote per share held, will pay no dividend, are each convertible into four (4) shares of common stock, and have a liquidation preference junior to the Series A and B Preferred Stock. No Series C shares had been issued as of September 30, 2017.

F-31

Upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of any common stock or Series B and Series C preferred stock liquidation preference, the holders of the Series A preferred stock shall be entitled to be paid out of the assets of the Company an amount per share of Series A Preferred Stock equal to the product of (i) the original amount paid by the holder thereof for each share of Series A Preferred Stock owned by such holder as of the effective date of such liquidation, multiplied by (ii) the number of shares of Series A Preferred Stock owned of record by such holder as of the liquidation date (as adjusted for any combinations, splits, recapitalization and the like with respect to such shares). Series B preferred stock is next in liquidation preference after the Series A preferred stock, and is computed consistently with the formula above for the Series A preferred stock. Series C preferred stock is next in liquidation preference after the Series B preferred stock, and is computed consistently with the formula above for the Series A preferred stock.

Common Stock

The Company recently increased its authorized number of shares of common stock available for future issuance in order to have shares available for a variety of corporate purposes including the conversion to common stock of outstanding convertible notes. The Company’s Articles of Incorporation previously authorized it to issue up to 500,000,000 shares of common stock, par value $.001 per share. In October 2017, the Company increased the authorized shares of its common stock to 2 billion.

7.	Subsequent Events

Between October 1, 2017 and November 16, 2017 the Company received advances from the CEO of the Company in the aggregate amount of $15,000.

Between October 1, 2017 and November 16, 2017 the Company raised funding in the amount of $40,000 attributable to advances from an existing noteholder.

F-32

PROSPECTUS

CONSORTEUM HOLDINGS, INC.

500,000,000 SHARES

COMMON STOCK

DEALER PROSPECTUS DELIVERY OBLIGATION

Until______ __, 2018 (180 days after the effective date), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.  This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The estimated costs of this offering are as follows:

Securities and Exchange Commission registration fee	$112.05
Transfer Agent Fees	$887.95
Accounting fees and expenses	$5,000.00
Legal fees and expenses	$25,000.00
Edgar filing fees	$1,500.00
Miscellaneous (printing, etc.)	$2,000.00
Total	$34,500.00

 All amounts are estimates other than the SEC's registration fee.

We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the Selling Security Holder. The Selling Security Holder, however, will pay any other expenses incurred in selling its common stock, including any brokerage commissions or costs of sale.

Item 14. Indemnification of Directors and Officers.

Our officers and directors are indemnified as provided by the Nevada Revised Statutes (“NRS”) and our Bylaws.

Under the NRS, directors’ immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's articles of incorporation. That is not the case with our Articles of Incorporation. Excepted from that immunity are:

(1)	a willful failure to deal fairly with the company or its shareholders in connection with a matter in which the directors have a material conflict of interest;
(2)	a violation of criminal law (unless the directors had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);
(3)	a transaction from which the directors derived an improper personal profit; and
(4)	willful misconduct.

Our Bylaws provide that we will indemnify and advance litigation expenses to our directors, officers, employees and agents to the extent permitted by law, our Articles of Incorporation or our Bylaws, and shall indemnify and advance litigation expenses to our directors, officers, employees and agents to the extent required by law, our Articles of Incorporation or our Bylaws. Our obligation of indemnification, if any, shall be conditioned on our receiving prompt notice of the claim and the opportunity to settle and defend the claim. We may, to the extent permitted by law, purchase and maintain insurance on behalf of an individual who is or was a directors, officer, employee or agent of ours.

II-1

Item 15. Recent Sales of Unregistered Securities.

During fiscal 2017, the Company issued 2,000,000 shares of Series B preferred stock to the Company’s primary convertible noteholder in consideration of his continuing financial support of the Company. On August 12, 2017, the Company issued an additional 2,000,000 shares of Series B preferred stock to the primary convertible noteholder in consideration of his continuing financial support of the Company. The issuance of all such shares by the Company was exempt from registration under Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering.

Equity Purchase Agreement with Oscaleta Partners, LLC

On December 2, 2017, the Company entered into an Equity Purchase Agreement (the “Equity Purchase Agreement”) with Oscaleta Partners, LLC, a Connecticut limited liability company (“Oscaleta”). Under the terms of the Equity Purchase Agreement, Oscaleta will purchase, at the Company's election, up to $5,000,000 of the Company's registered common stock (the “Shares”).

During the term of the Equity Purchase Agreement, the Company may at any time deliver a “put notice” to Oscaleta thereby requiring Oscaleta to purchase a certain dollar amount of the Shares. Simultaneous with the delivery of such Shares, Oscaleta shall deliver payment for the Shares. Subject to certain restrictions, the purchase price for the Shares shall be equal to 90% of the lowest Closing Price during the Valuation Period as such capitalized terms are defined in the Agreement.

The number of Shares sold to Oscaleta shall not exceed the number of such shares that, when aggregated with all other shares of common stock of the Company then beneficially owned by Oscaleta, would result in Oscaleta owning more than 9.99% of all of the Company's common stock then outstanding. Additionally, Oscaleta may not execute any short sales of the Company's common stock. Further, the Company has the right, but never the obligation to draw down.

The Equity Purchase Agreement shall terminate (i) on the date on which Oscaleta shall have purchased Shares pursuant to the Equity Purchase Agreement for an aggregate Purchase Price of $5,000,000, or (ii) on the date occurring 24 months from the date on which the Equity Purchase Agreement was executed and delivered by the Company and Oscaleta.

As a condition for the execution of the Equity Purchase Agreement by Oscaleta, the Company issued a Promissory Note to Oscaleta in the principal amount of $50,000 with an interest rate of 10% per annum and a maturity date of February 28, 2018.

Registration Rights Agreement with Oscaleta Partners, LLC

In addition, on December 2, 2017, the Company and Oscaleta entered into a Registration Rights Agreement (the “Registration Agreement”). Under the terms of the Registration Agreement the Company agreed to file a registration statement with the Securities and Exchange Commission with respect to the Shares within 120 days of December 2, 2017. The Company is obligated to keep such registration statement effective until (i) three months after the last closing of a sale of Shares under the Purchase Agreement, (ii) the date when Oscaleta may sell all the Shares under Rule 144 without volume limitations, or (iii) the date Oscaleta no longer owns any of the Shares.

Sale of Common Shares for Cash

None

II-2

Item 16. Exhibits.

Exhibits

Exhibit Number		Description

3.1	(1)	Articles of Incorporation of Consorteum, Inc. (formerly Wellentech Services Inc.) (11-07-2005); Amended and Restated Articles of Incorporation (09-29-2008); Articles of Merger (04-09-2009); Certificate of Designation (06/03/2010); Certificate of Amendment (09-13-2010); Certificate of Withdrawal of Certificate of Designation (12-05-2011); Certificate of Designation (12-08-2011).
3.2	(2)	Bylaws of Consorteum, Inc. (formerly Wellentech Services Inc.)
3.3		Certificate of Amendment of Articles of Incorporation for Consorteum Holdings, Inc. filed with the Secretary of State of Nevada on October 10, 2017 (included as exhibit 3(vi) with our Comprehensive Form 10-K for the fiscal years ended June 30, 2015, 2016 and 2017).
3.4		Certificate of Withdrawal for Series A Preferred Stock (included as exhibit 3.1 with our Form 8-K filed on December 9, 2011).
3.5		Certificate of Designation for Series A and B Preferred Stock (included as exhibit 3.2 with our Form 8-K filed on December 9, 2011).
3.6		Certificate of Designation for Series C Preferred Stock filed with the Secretary of State of Nevada on September 8, 2017 (included as exhibit 3(v) with our Comprehensive Form 10-K for the fiscal years ended June 30, 2015, 2016 and 2017).
5.1		Legal Opinion of Matheau J. W. Stout, Esq.
10.1	(3)	Equity Purchase Agreement with Oscaleta Partners, LLC effective December 2, 2017
10.2	(3)	Registration Rights Agreement with Oscaleta Partners, LLC effective December 2, 2017
10.3	(3)	Promissory Note issued to Oscaleta Partners, LLC effective December 2, 2017
23.1		Consent of RBSM LLP
101.1NS	(3)	XBRL Instance Document
101.SCH	(3)	XBRL Taxonomy Extension Schema Document
101.CAL	(3)	XBRL Taxonomy Extension Calculation Linkbase Document
101.LAB	(3)	XBRL Taxonomy Extension Label Linkbase Document
101.PRE	(3)	XBRL Taxonomy Extension Presentation Linkbase Document
101.DEF	(3)	XBRL Taxonomy Extension Definitions Linkbase Document

(1)	Included as an exhibit with our Form 10-K for the fiscal year ended June 30, 2013.

(2)	Included as an exhibit with our Form 10-K for the fiscal year ended June 30, 2013.

(3)	Included as an exhibit with Form S-1 filed January 4, 2018.

II-3

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b) To reflect in the prospectus any facts or events arising after the effective date of this registration statement, or most recent post-effective amendment, which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b)if, in the aggregate, the changes in the volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(c) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

2.	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

4.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

5.	Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430(B) or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided; however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by referenced into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

II-4

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on January 31, 2018.

CONSORTEUM HOLDINGS, INC.

By:	/s/ Craig A. Fielding
Craig A. Fielding
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

SIGNATURE	CAPACITY IN WHICH SIGNED	DATE

/s/ Craig A. Fielding	President, Chief Executive,	January 31, 2018
Craig A. Fielding	and Financial Officer and Director

/s/ Patrick Shuster	Director	January 31, 2018
Patrick Shuster

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